Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

HEWLETT-PACKARD COMPANY,

HEWLETT PACKARD ENTERPRISE COMPANY

AND

THE OTHER PARTIES HERETO

OCTOBER 31, 2015

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EXHIBITS

A	Form of Transition Services Agreement
B	Form of Tax Matters Agreement
C	Form of Employee Matters Agreement
D E	Form of Real Estate Matters Agreement Form of Commercial Agreement
F	Form of Amended and Restated Certificate of Incorporation of Enterprise
G	Form of Amended and Restated Bylaws of Enterprise

SCHEDULES

Schedule 1.1(22)	Enterprise Balance Sheet
Schedule 1.1(23)	Enterprise Businesses
Schedule 1.1(24)(a)(i)	Enterprise Customer, Distribution, Supply or Vendor Contracts
Schedule 1.1(24)(b)(i)	Enterprise Joint Venture or License Agreements
Schedule 1.1(24)(e)	Other Enterprise Contracts
Schedule 1.1(27)	Enterprise Former Businesses
Schedule 1.1(38)	HPI Businesses
Schedule 1.1(41)	HPI Former Businesses
Schedule 1.1(48)	Intercompany Agreements
Schedule 1.1(69)	Transfer Documents
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(i)	Certain Enterprise Assets
Schedule 2.2(a)(ii)(A)	Capital Stock of Enterprise Subsidiaries
Schedule 2.2(a)(ii)(B)	Capital Stock of Other Enterprise Entities
Schedule 2.2(a)(viii)(A)	Enterprise Owned Real Property
Schedule 2.2(a)(viii)(B)	Enterprise Leased Real Property
Schedule 2.2(a)(ix)(A)	Equipment and Furniture at Enterprise Sites Retained by HPI
Schedule 2.2(a)(ix)(B)	Equipment and Furniture at HPI Sites Transferred to Enterprise
Schedule 2.2(b)(i)	Certain Excluded Assets
Schedule 2.2(b)(ii)(A)	Capital Stock of HPI Subsidiaries
Schedule 2.2(b)(ii)(B)	Capital Stock of Other HPI Entities
Schedule 2.2(b)(iii)	HPI Contracts
Schedule 2.2(b)(vi)(A)	HPI Owned Real Property
Schedule 2.2(b)(vi)(B)	HPI Leased Real Property
Schedule 2.2(c)(i)	Certain Corporate Assets
Schedule 2.3(a)(i)	Certain Enterprise Liabilities
Schedule 2.3(a)(ii)(D)(1)	Enterprise Owned and Leased Real Property (Environmental)
Schedule 2.3(a)(ii)(D)(2)	HPI Owned and Leased Real Property (Environmental)
Schedule 2.3(b)(i)	Certain Excluded Liabilities
Schedule 2.3(b)(iii)	Projects with Remediation Obligations and Remediation Cost Trigger
Schedule 2.3(c)(iv)	Certain Corporate Liabilities
Schedule 2.3(c)(vi)(A)	Environmental Liabilities at Certain Sites

SCHEDULES

Schedule 2.3(c)(vi)(B)	Procedures for Certain Third-Party Disposal Sites
Schedule 2.3(c)(vi)(E)	Pending Environmental Actions
Schedule 2.9(a)	Shared Contracts
Schedule 2.11(a)(i)	Enterprise Accounts
Schedule 2.11(a)(ii)	HPI Accounts
Schedule 2.13	Post-Distribution Cash Adjustment
Schedule 6.1(d)	Transaction Documents – Enterprise Indemnification
Schedule 6.2(d)	Transaction Documents – HPI Indemnification
Schedule 6.10(a)	Surviving Guarantees
Schedule 6.10(a)(i)	Enterprise Guarantees to Be Released
Schedule 6.10(a)(ii)	HPI Guarantees to Be Released
Schedule 6.11(a)	Enterprise Actions
Schedule 6.11(b)	HPI Actions
Schedule 6.11(c)	Mixed Actions
Schedule 7.1(a)	Specified Cooperation Matters Following the Distribution
Schedule 7.6	Payment Schedule
Schedule 7.7	Restricted Businesses
Schedule 7.9	Remediation Obligations and Other Environmental Liabilities
Schedule 8.4(a)(i)	Pre-approved Arbitrators
Schedule 9.11	Forms of Press Releases

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of October 31, 2015 (this “Agreement”), is by and among Hewlett-Packard Company, a Delaware corporation (“HP”); Hewlett Packard Enterprise Company, a Delaware corporation (“Enterprise”); solely for purposes of Section 6.3(b) and Section 6.7(c), Hewlett-Packard Bermuda Enterprises LP, a Bermuda limited partnership and wholly owned subsidiary of HP (“BLP 1 D5”), and Phoenix Holding LP, a Bermuda limited partnership and wholly owned subsidiary of HP (“Inc BLP C5”); and solely for purposes of Schedule 2.13(d)(iii) and (iv), Section 6.3(c) and Section 6.7(c), Hewlett-Packard Munich B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands and wholly owned subsidiary of HP (“Munich D2/D6”), and Gatriam Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands and wholly owned subsidiary of HP (“E Munich C6”). Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, HP intends to separate the Enterprise Business from the HPI Business and to create a new publicly traded company to operate the Enterprise Business (the “Separation”);

WHEREAS, the Board of Directors of HP and the Board of Directors of Enterprise have approved the transfer of the Enterprise Assets to Enterprise and its Subsidiaries and the assumption by Enterprise and its Subsidiaries of the Enterprise Liabilities, all as more fully described in this Agreement and the other Transaction Documents;

WHEREAS, the Board of Directors of HP has approved the distribution to the holders of the outstanding shares of common stock, $0.01 par value, of HP (the “HP Common Shares”) as of the close of business on the Record Date of all of the issued and outstanding shares of the common stock, $0.01 par value, of Enterprise (the “Enterprise Common Stock”), by means of a pro rata distribution and in accordance with a distribution ratio to be determined by the Board of Directors of HP (the “Distribution”);

WHEREAS, HP and Enterprise have prepared, Enterprise has filed with the SEC and the SEC has declared effective, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning Enterprise, the Separation and the Distribution;

WHEREAS, prior to the Effective Time, HP filed a Certificate of Amendment to the Certificate of Incorporation of Hewlett-Packard Company with the Secretary of State of the State of Delaware, to change the name of Hewlett-Packard Company to “HP Inc.”, effective as of 11:59 pm, Eastern time, on October 31, 2015;

WHEREAS, for U.S. federal income tax purposes, (i) the Contribution (as defined herein) and the Distribution (together with the Subsidiary Stock Exchange), taken together, are intended to qualify as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code; and (ii) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation, the Distribution and the ongoing relationship of HP, Enterprise and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(1) “Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, enforcement action, order, consent agreement, settlement agreement, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

(2) “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Effective Time, for purposes of this Agreement and the other Transaction Documents, no member of the Enterprise Group shall be deemed to be an Affiliate of any member of the HPI Group, and no member of the HPI Group shall be deemed to be an Affiliate of any member of the Enterprise Group.

(3) “Allowable Costs” shall have the meaning set forth on Schedule 2.3(b)(iii).

(4) “Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

(5) “Assets” means any and all assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected, or required to be recorded or reflected, on the books and records or financial statements of the applicable Person, including the following:

(a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b) all apparatus, computers and other electronic data processing and communications equipment, electronic storage equipment, fixtures, machinery, marketing and transportation systems and related facilities, equipment, furniture, automobiles, trucks, vessels, motor vehicles and other transportation equipment, tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other Contracts;

(g) all deposits, letters of credit and performance and surety bonds;

(h) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i) all intellectual property rights and Technology;

(j) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data and drawings, correspondence and lists, product data and literature, artwork, design, development, manufacturing and business process files and data, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k) all prepaid expenses, trade accounts and other accounts and notes receivable;

(l) all rights under Contracts, all claims or rights against any Person, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority or other third Person;

(o) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

(6) “C5 Contribution” means the transfer of the Enterprise Assets and Enterprise Liabilities to Inc BLP C5 pursuant to the Reorganization and the C5 Contribution Agreement.

(7) “C5 Contribution Agreement” means the Contribution Agreement, dated as of October 1, 2015, by and between Inc BLP C5 and BLP 1 D5.

(8) “C5 Distribution” means the direct and indirect transfer by BLP 1 D5 of all of its equity interests in Inc BLP C5 to certain Subsidiaries of Munich D2/D6 pursuant to the Reorganization.

(9) “C6 Contribution” means the transfer of the Enterprise Assets and Enterprise Liabilities to E Munich C6 pursuant to the Reorganization and the C6 Contribution Agreement.

(10) “C6 Contribution Agreement” means the Contribution Agreement, dated as of October 14, 2015, by and between Munich D2/D6 and E Munich C6.

(11) “C6 Distribution” means the distribution by Munich D2/D6 of all of its equity interests in E Munich C6 to Hewlett-Packard Mercator B.V. pursuant to the Reorganization.

(12) “Claims Administration” means the administration of claims made under the Shared Insurance Policies, including the reporting of claims to the insurance carriers that issued the Shared Insurance Policies, the management and defense of such claims, the negotiation of the resolution of such claims and the provision of appropriate releases upon settlement of such claims.

(13) “Code” means the Internal Revenue Code of 1986, as amended.

(14) “Commercial Agreement” means the Master Commercial Agreement in substantially the form attached hereto as Exhibit E entered into or to be entered into by and between HP and Enterprise on or prior to the Distribution Date.

(15) “Contract” means any agreement, understanding, contract, obligation, indenture, instrument, lease, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

(16) “Contribution” means the transfer of the Enterprise Assets and Enterprise Liabilities to Enterprise pursuant to the Reorganization.

(17) “Disclosure Document” means any registration statement (including the Form 10) filed with the SEC by or on behalf of any party or any of its Subsidiaries, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case, which describes the Reorganization or the Enterprise Group or primarily relates to the transactions contemplated hereby.

(18) “Distribution Agent” means Wells Fargo Shareowner Services.

(19) “Distribution Date” means the date on which HP distributes all of the issued and outstanding shares of Enterprise Common Stock to the holders of HP Common Shares.

(20) “Effective Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City time.

(21) “Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached hereto as Exhibit C, entered into or to be entered into by and between HP and Enterprise on or prior to the Distribution Date.

(22) “Enterprise Balance Sheet” means the pro forma balance sheet of the Enterprise Group prepared in accordance with generally accepted accounting principles, including the notes thereto, as of July 31, 2015, as filed with the Information Statement and set forth as Schedule 1.1(22) hereto.

(23) “Enterprise Business” means the enterprise technology infrastructure, software, services and financing businesses of HP, and which as of immediately prior to the Effective Time is comprised of the “Enterprise Group,” “Enterprise Services,” “Software’ and “HP Financial Services” reporting segments of HP, and including (a) the businesses and operations conducted prior to the Effective Time by any member of the Enterprise Group, but excluding those businesses set forth on Schedule 1.1(38), (b) the businesses and operations set forth on Schedule 1.1(23), (c) the Enterprise Former Businesses and (d) any other businesses or operations conducted primarily through the use of the Enterprise Assets.

(24) “Enterprise Contracts” means the following Contracts to which HP or any of its Affiliates is a party or by which HP or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, in each case, immediately prior to the Effective Time, except for any such Contract or part thereof that is expressly contemplated to be retained by or transferred to HP or any member of the HPI Group pursuant to any provision of this Agreement or any other Transaction Document:

(a) (i) any customer, distribution, supply or vendor Contracts listed or described on Schedule 1.1(24)(a)(i) and (ii) any other customer, supply or vendor Contracts that relate primarily to the Enterprise Business;

(b) (i) any joint venture agreement or license agreement listed or described on Schedule 1.1(24)(b)(i) and (ii) any other joint venture agreement or license agreement that relates primarily to the Enterprise Business;

(c) any Contract or part thereof to the extent providing for any guarantee, indemnity, representation, warranty or other similar Liability of, by or in favor of any member of the Enterprise Group or the HPI Group in respect of an Enterprise Liability or the Enterprise Business;

(d) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including Shared Contacts, subject to Section 2.9) or any of the other Transaction Documents to be assigned to Enterprise or any member of the Enterprise Group; and

(e) any Contract listed or described on Schedule 1.1(24)(e) (or any applicable licenses, leases, addenda or similar arrangements thereunder as described on Schedule 1.1(24)(e)) and any other Contract that relates primarily to the Enterprise Business.

(25) “Enterprise Corporate Asset Percentage” and “Enterprise Corporate Liability Percentage” each mean 50%.

(26) “Enterprise Employee” has the meaning set forth in the Employee Matters Agreement.

(27) “Enterprise Former Businesses” means the Former Businesses set forth on Schedule 1.1(27) and any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Enterprise Business as then conducted.

(28) “Enterprise Group” means Enterprise, each Subsidiary of Enterprise immediately after the Effective Time, which shall include those entities set forth on Schedule 2.2(a)(ii)(A), and each other Person that becomes a Subsidiary of Enterprise after the Effective Time (including as a result of transactions that occur following the Effective Time in accordance with the Plan of Reorganization).

(29) “Environmental Conditions” means the presence of Hazardous Materials in the environment, including soil, groundwater, surface water, ambient air or indoor air due to vapor intrusion from groundwater or soil, as a result of a Release prior to the Effective Time at a level that could require investigation, mitigation or remediation under Environmental Law.

(30) “Environmental Law” means any Law relating to (i) the protection of human health or the environment or natural resources; (ii) the use (including manufacturing and processing), emission, handling, transportation, distribution, treatment, storage, removal, recycling, disposal, Release or discharge of Hazardous Materials; (iii) the assessment, investigation, remediation, removal or mitigation of Hazardous Materials; (iv) the exposure of any individual to a Release of Hazardous Materials; (v) Laws relating to recordkeeping, notification, disclosure and reporting requirements with respect to Hazardous Materials; and (vi) occupational health and safety.

(31) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

(32) “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, labor unrest, pandemics, nuclear incidents, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources or distribution facilities. For the avoidance of doubt, the receipt by a party of an unsolicited offer from a third Person to acquire all or part of the securities or assets of such party shall not constitute an event of Force Majeure.

(33) “Form 10” means the registration statement on Form 10 initially filed by Enterprise with the SEC on July 1, 2015 to effect the registration of Enterprise Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Effective Time.

(34) “Former Business” means any corporation, partnership, entity, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the HPI Group or the Enterprise Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.

(35) “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, transnational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government.

(36) “Group” means the HPI Group or the Enterprise Group, as the context requires.

(37) “Hazardous Materials” means any chemical, product, by-product, co-product, material, substance, waste, radioactive and biological materials, petroleum and petroleum products or any fraction thereof, pollutant, emission, discharge, release or contaminant (whether solid, liquid or gas, noise, ion, vapor or electromagnetic and whether individually, or incorporated into a product, or a constituent of waste) that is regulated by or pursuant to, or that can result in Liability under, any Environmental Law.

(38) “HPI Business” means the businesses and operations conducted prior to the Effective Time by any member of the HPI Group that are not included in the Enterprise Business, including (a) the businesses set forth on Schedule 1.1(38), (b) the HPI Former

Businesses and (c) any other businesses or operations conducted primarily through the use of the Excluded Assets.

(39) “HPI Corporate Asset Percentage” and “HPI Corporate Liability Percentage” each mean 50%.

(40) “HPI Employee” has the meaning set forth in the Employee Matters Agreement.

(41) “HPI Former Businesses” means the Former Businesses set forth on Schedule 1.1(41) and any Former Business (other than the Enterprise Business or the Enterprise Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the HPI Business as then conducted.

(42) “HPI Group” means HP and each Person (other than any member of the Enterprise Group) that is a direct or indirect Subsidiary of HP immediately after the Effective Time, which shall include those entities set forth on Schedule 2.2(b)(ii)(A), and each Person that becomes a Subsidiary of HP after the Effective Time (including as a result of transactions that occur following the Effective Time in accordance with the Plan of Reorganization).

(43) “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, accountant’s work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

(44) “Information Statement” means the information statement to be sent to each holder of HP Common Shares in connection with the Distribution, as filed with the SEC as part of the Form 10, as such information statement may be amended or supplemented from time to time.

(45) “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(46) “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof.

(47) “Insured Claims” means those Liabilities that, individually or in the aggregate, are covered by the terms and conditions of any of the Shared Insurance Policies, whether or not subject to deductibles, co-insurance, captive insurance, self-insured retentions, uncollectibility or retrospectively-rated premium adjustments.

(48) “Intercompany Agreements” means the agreements listed on Schedule 1.1(48) to be entered into by Enterprise and/or any member of the Enterprise Group, on the one hand, and HP and/or any member of the HPI Group, on the other hand, on or prior to the Distribution Date.

(49) “Law” means any national, foreign, international, multinational, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, directive, guidance, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

(50) “Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, and whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, release or warranty, or any fines, damages or equitable relief which may be imposed, in each case, including all costs and expenses relating thereto.

(51) “NYSE” means the New York Stock Exchange.

(52) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

(53) “Prime Rate” means the rate that Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties) announces from time to time as its prime lending rate, as in effect from time to time.

(54) “Real Estate Matters Agreement” means the Real Estate Matters Agreement, in substantially the form attached hereto as Exhibit D entered into or to be entered into by and between HP and Enterprise on or prior to the Distribution Date.

(55) “Record Date” means the date determined by the Board of Directors of HP (or a committee thereof) as the record date for the Distribution.

(56) “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous

Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or within any building or facility.

(57) “Remedial Activities” means the investigation, sampling (including indoor air sampling), analysis, evaluation, assessment (including risk assessment and health assessment), feasibility study, remediation, treatment, removal, transport, disposal, characterization, encapsulation, monitoring, reporting or analysis of Environmental Conditions whether conducted by a consultant or contractor or by a party to this Agreement or any action taken to protect or preserve rights, negotiate or clarify requirements or to enforce limitations on the applicable Governmental Authority.

(58) “Remediation Cost Trigger” means the amount set forth on Schedule 2.3(b)(iii).

(59) “Remediation Obligations” means the Remedial Activities that are deemed necessary by the party satisfying the Remediation Obligation or required by the applicable Governmental Authority pursuant to Environmental Laws, including agreements and orders with Governmental Authorities and settlement agreements with other responsible parties, property owners and third parties addressing applicable Environmental Laws to the extent pertaining to the projects listed on Schedule 2.3(b)(iii), until the applicable Governmental Authority has issued a no further action determination, certificate of completion or similar determination as described in Section 7.9.

(60) “Reorganization” means the transfer of the Enterprise Assets that are not already owned by members of the Enterprise Group to members of the Enterprise Group and the assumption of the Enterprise Liabilities that are not already owed by members of the Enterprise Group by members of the Enterprise Group, and the transfer of Excluded Assets that are not already owned by members of the HPI Group to members of the HPI Group and the assumption by members of the Excluded Liabilities that are not already owed by members of the HPI Group by the HPI Group, all as more fully described in this Agreement and the other Transaction Documents and including the steps set forth in the Plan of Reorganization.

(61) “SEC” means the United States Securities and Exchange Commission.

(62) “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

(63) “Service Provider” means, with respect to any Person, any current, former or future employee, officer, consultant, independent contractor or director of such Person.

(64) “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote or direct the vote of, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

(65) “Tax” has the meaning set forth in the Tax Matters Agreement.

(66) “Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit B entered into or to be entered into by and between HP and Enterprise on or prior to the Distribution Date.

(67) “Technology” means tangible embodiments, whether in electronic, written or other media, of copyrightable works or technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), sales documentation (such as marketing materials, installation manuals, service manuals and user manuals) schematics, algorithms, routines, software, databases, lab notebooks, development and lab equipment, processes, prototypes and devices. Technology does not include intellectual property rights (including in the foregoing items), which shall be governed by the applicable Intercompany Agreements.

(68) “Transaction Documents” means this Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement, the Commercial Agreement, the Intercompany Agreements and the Transfer Documents.

(69) “Transfer Documents” means the Pre-Distribution Transfer Documents, the Post-Distribution HPI Transfer Documents and the Post-Distribution Enterprise Transfer Documents, including the documents listed on Schedule 1.1(69).

(70) “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit A entered into or to be entered into by and between HP and Enterprise on or prior to the Distribution Date.

Section 1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Amended and Restated Bylaws	Section 3.1(e)
Amended and Restated Certificate of Incorporation	Section 3.1(e)
Arbitration Act	Section 8.1
Arbitration Demand Notice	Section 8.4(a)
BLP 1 D5	Preamble
BLP 1 D5 Indemnification Obligations	Section 6.3(b)(i)
Change of Control	Section 7.7(d)(ii)
Common Equivalent HP Preferred Stock	Section 3.1(i)
Competing Business	Section 7.7(c)(iii)
Corporate Assets	Section 2.2(c)
Corporate Liabilities	Section 2.3(c)
CPR	Section 8.3
CPR Arbitration Rules	Section 8.4(a)(i)
Disposed Business	Section 7.7(d)(i)

Term	Section
Dispute	Section 8.1
Dispute Notice	Section 8.2
Distribution	Recitals
Divestiture Period	Section 7.7(c)(iv)
E Munich C6	Preamble
E Munich C6 Indemnification Obligations	Section 6.3(c)(i)
Enterprise	Preamble
Enterprise Accounts	Section 2.11(a)
Enterprise Assets	Section 2.2(a)
Enterprise Bound Subsidiaries	Section 2.2(a)(ii)
Enterprise Common Stock	Recitals
Enterprise Confidential Information	Section 7.2(a)
Enterprise Counsel	Section 4.8(a)
Enterprise Indemnification Obligations	Section 6.1
Enterprise Indemnified Parties	Section 6.2
Enterprise Insurance Policies	Section 7.3(a)
Enterprise Liabilities	Section 2.3(a)
Enterprise Restricted Business	Section 7.7(b)
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Existing HP Counsel	Section 4.8(a)
Guarantee Release	Section 6.10(b)
HP	Preamble
HP Common Shares	Recitals
HPI Accounts	Section 2.11(a)
HPI Confidential Information	Section 7.2(b)
HPI Counsel	Section 4.8(a)
HPI Indemnification Obligations	Section 6.2
HPI Indemnified Parties	Section 6.1
HPI Insurance Policies	Section 7.3(a)
HPI Restricted Business	Section 7.7(a)
Inc BLP C5	Preamble
Inc BLP C5 Indemnification Obligations	Section 6.3(b)(ii)
Indemnified Party	Section 6.5(a)
Indemnifying Party	Section 6.5(a)
Indemnity Payment	Section 6.5(a)
Joint Insurance Policies	Section 7.3(a)
Joint Legal Materials	Section 4.8(d)
Legacy Environmental Liabilities	Section 2.3(c)(vi)(B)
Legal Materials	Section 4.8(d)
Mediation Request	Section 8.3
Mixed Actions	Section 6.11(c)
Munich D2/D6	Preamble
Munich D2/D6 Indemnification Obligations	Section 6.3(c)(ii)

Term	Section
Non-Competition Period	Section 7.7(a)
Pending Corporate Actions	Section 6.12(b)(i)
Pending Environmental Actions	Section 6.12(c)(i)
Plan of Reorganization	Section 2.1(a)
Post-Distribution Enterprise Transfer Documents	Section 2.4(b)
Post-Distribution HPI Transfer Documents	Section 2.5(b)
Pre-Distribution Transfer Documents	Section 2.1(b)
Procedure	Section 8.3
Remediation Obligation Actions	Section 6.12(c)(ii)
Representatives	Section 7.2(a)
Separation	Recitals
Separation Expenses	Section 7.4(a)
Shared Contract	Section 2.9(a)
Shared Insurance Policies	Section 7.3(b)
Subsidiary Stock Exchange	Section 3.1(i)
Subsidiary Stock Recapitalization	Section 3.1(i)
Third Party Claim	Section 6.6(a)

ARTICLE II

THE REORGANIZATION

Section 2.1 Transfer of Assets and Assumption of Liabilities Prior to the Distribution.

(a) In accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date of this Agreement, as promptly as practicable following the date of this Agreement:

(i) Enterprise Assets. HP shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Enterprise or one (1) or more of Enterprise’s Subsidiaries designated by Enterprise, and Enterprise or such Subsidiaries shall accept from HP and HP’s applicable Subsidiaries, all of HP’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all Enterprise Assets;

(ii) Enterprise Liabilities. Enterprise and/or one (1) or more of its Subsidiaries designated by Enterprise shall accept, assume and agree faithfully to perform, discharge and fulfill the Enterprise Liabilities in accordance with their respective terms. Enterprise and such Subsidiaries shall be responsible for all Enterprise Liabilities, regardless of when or where such Enterprise Liabilities arose or arise, or the legal entity that incurred or holds the Enterprise Liability (provided, however, that in furtherance of and without limiting Section 9.10, nothing contained herein shall preclude or inhibit Enterprise from asserting against third parties any defenses available to the legal entity that incurred or holds such Enterprise Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Enterprise Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the HPI Group or the Enterprise Group or any of their respective directors, officers, employees, agents or Affiliates;

(iii) Excluded Assets. HP shall cause its applicable Subsidiaries to assign, transfer, convey and deliver to HP or one (1) or more of its other Subsidiaries designated by HP, and HP or such other Subsidiaries shall accept from such applicable Subsidiaries, such applicable Subsidiaries’ respective direct or indirect right, title and interest in and to any Excluded Assets specified by HP to be so assigned, transferred, conveyed and delivered; and

(iv) Excluded Liabilities. HP and/or its Subsidiaries designated by HP shall accept and assume from one (1) or more of its other Subsidiaries designated by HP and agree faithfully to perform, discharge and fulfill the Excluded Liabilities of such other Subsidiaries specified by HP, and HP and/or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that in furtherance of and without limiting Section 9.10, nothing contained herein shall preclude or inhibit HP from asserting against third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the HPI Group or the Enterprise Group or any of their respective directors, officers, employees, agents or Affiliates.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the Enterprise Assets and the assumption of the Enterprise Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(ii), on the date that such Enterprise Assets are assigned, transferred, conveyed or delivered or such Enterprise Liabilities are assumed (i) HP shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of HP’s and its Subsidiaries’ (other than Enterprise and its Subsidiaries) right, title and interest in and to the Enterprise Assets to Enterprise and its Subsidiaries and (ii) Enterprise shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Enterprise Liabilities by Enterprise and its Subsidiaries. In furtherance of the assignment, transfer, conveyance and delivery of the Excluded Assets and the assumption of the Excluded Liabilities in accordance with Section 2.1(a)(iii) and Section 2.1(a)(iv), on the date that such Excluded Assets are assigned, transferred, conveyed or delivered or such Excluded Liabilities are assumed (i) HP shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of such Excluded Assets and (ii) HP shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such Excluded Liabilities. All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Pre-Distribution Transfer Documents.”

(c) Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.1(a), each of HP and Enterprise will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Plan of Reorganization (whether prior to, at or after the Effective Time). The parties agree that the steps described in the Plan of Reorganization shall be effected in the order and manner prescribed in the Plan of Reorganization.

(d) Enterprise hereby waives compliance by each and every member of the HPI Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Enterprise Assets to any member of the Enterprise Group.

(e) HP hereby waives compliance by each and every member of the Enterprise Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the HPI Group.

(f) In furtherance of and without limiting Section 9.10, the parties acknowledge and agree that as between the HPI Group and the Enterprise Group, on the one hand, and any third Person asserting a Liability against a member of the HPI Group or the Enterprise Group, on the other hand, nothing in this Agreement shall alter or otherwise change the legal entity within the HPI Group or the Enterprise Group that may be subject to such Liability.

Section 2.2 Allocation of Assets.

(a) For purposes of this Agreement, “Enterprise Assets” shall mean (without duplication):

(i) the Assets listed or described on Schedule 2.2(a)(i);

(ii)(A) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by HP listed on Schedule 2.2(a)(ii)(A) (“Enterprise Bound Subsidiaries”) and (B) the shares of capital stock of, or any other equity interests in, the entities held by HP listed on Schedule 2.2(a)(ii)(B);

(iii) the Enterprise Contracts;

(iv) the Assets reflected as Assets of Enterprise and its Subsidiaries in the Enterprise Balance Sheet or the accounting records supporting such balance sheet, subject to Section 2.13, and any Assets acquired by or for Enterprise or any member of the Enterprise Group subsequent to the date of the Enterprise Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Enterprise Balance Sheet if prepared on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Enterprise Balance Sheet;

(v) the Enterprise Corporate Asset Percentage of any Corporate Assets;

(vi) subject to Section 7.3, any rights of any member of the Enterprise Group under any Insurance Policies, including any rights thereunder arising after the Effective Time in respect of any Insurance Policies, as provided in this Agreement;

(vii) the intellectual property rights allocated to the Enterprise Group in, and subject to the terms and conditions of, the applicable Intercompany Agreements, and the Technology related to the Enterprise Business;

(viii) (A) the offices, manufacturing facilities and other owned real property listed on Schedule 2.2(a)(viii)(A) and (B) the leases governing the leased real property listed on Schedule 2.2(a)(viii)(B), in each case, subject to the terms and conditions of the Real Estate Matters Agreement;

(ix) office equipment, trade fixtures and furnishings located at (A) a physical site of which the ownership or a leasehold or subleasehold interest is being transferred to or retained by a member of the Enterprise Group, and which is not subject to a lease or sublease back to a member of the HPI Group as of the Effective Time, but excluding the items listed on Schedule 2.2(a)(ix)(A), and (B) a physical site of which the ownership or a leasehold or subleasehold interest is being transferred to or retained by a member of the HPI Group and listed on Schedule 2.2(a)(ix)(B), (in each case excluding any office equipment, trade fixtures and furnishings owned by Persons other than HP and its Subsidiaries); provided that personal computers and other personal equipment shall be retained by the party who, following the Effective Time, retains the services of the applicable Service Provider who, prior to the Effective Time, used such personal computer;

(x) all other Assets that are expressly provided by this Agreement or any other Transaction Document as Assets that have been or have to be transferred to Enterprise or any other member of the Enterprise Group; and

(xi) all Assets owned or held immediately prior to the Effective Time by HP or any of its Subsidiaries primarily relating to or used in the Enterprise Business (the intention of this clause (xi) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as an Enterprise Asset; provided that no Asset shall be deemed to be an Enterprise Asset solely as a result of this clause (xi) if such Asset is within the category or type of Asset expressly covered by the terms of another Transaction

Document unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed to be an Enterprise Asset solely as a result of this clause (xi) unless a claim with respect thereto is made by Enterprise on or prior to the second (2nd) anniversary of the Distribution Date).

(b) For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i) the Assets listed or described on Schedule 2.2(b)(i);

(ii) (A) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by HP listed on Schedule 2.2(b)(ii)(A) and (B) the shares of capital stock of, or any other equity interests in, the entities held by HP listed on Schedule 2.2(b)(ii)(B);

(iii) the Contracts listed or described on Schedule 2.2(b)(iii) and, subject to Section 2.9, the Shared Contracts;

(iv) the HPI Corporate Asset Percentage of any Corporate Assets;

(v) the intellectual property rights allocated to the HPI Group in, and subject to the terms and conditions of, the applicable Intercompany Agreements, and the Technology related to the HPI Business;

(vi) (A) the offices, manufacturing facilities and other owned real property listed on Schedule 2.2(b)(vi)(A) and (B) the leases governing the leased real property listed on Schedule 2.2(b)(vi)(B), in each case, subject to the terms and conditions of the Real Estate Matters Agreement;

(vii) all other Assets that are expressly contemplated by this Agreement or any other Transaction Document as Assets to be retained by HP or any other member of the HPI Group; and

(viii) subject to Section 2.2(a)(xi), all Assets of any members of the HPI Group that are not Enterprise Assets.

(c) For the purposes of this Agreement, “Corporate Assets” shall mean (without duplication):

(i) the Assets set forth on Schedule 2.2(c)(i); and

(ii) any Assets of HP or any of its Subsidiaries (which were Subsidiaries prior to the Effective Time) (A) to the extent relating to, arising out of or resulting from a general corporate matter of (1) HP or any of its Subsidiaries (which were Subsidiaries prior to the Effective Time) or (2) any Enterprise Former Business or HPI Former Business, and (B) arising or accrued at or prior to the Effective Time.

Notwithstanding anything to the contrary herein, any Asset that is a Corporate Asset shall not also be an Enterprise Asset or an Excluded Asset (except to the extent set forth in Section 2.2(a)(v) or Section 2.2(b)(iv), as applicable).

Section 2.3 Allocation of Liabilities.

(a) For the purposes of this Agreement, “Enterprise Liabilities” shall mean (without duplication):

(i) the Liabilities listed or described on Schedule 2.3(a)(i);

(ii) the Liabilities to the extent relating to, arising out of or resulting from:

(A) the operation of the Enterprise Business, as conducted at any time before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is or was within such Person’s authority, with respect to the Enterprise Business);

(B) the operation of any business conducted by any member of the Enterprise Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is or was within such Person’s authority, with respect to such business);

(C) the Enterprise Assets; and

(D) any matter subject to or regulated by Environmental Law, in each case relating to, arising out of or resulting from any properties owned, leased or occupied by any member of the Enterprise Group at any time following the Effective Time; provided that this shall not include properties transferred after the Effective Time to effectuate the separation as contemplated in the Real Estate Matters Agreement and shall include: (1) the properties set forth on Schedule 2.3(a)(ii)(D)(1) (Enterprise Owned and Leased Real Property (Environmental)), except for the portion of such properties identified as excluded on Schedule 2.3(a)(ii)(D)(1), and (2) the premises that are identified as excluded on Schedule 2.3(a)(ii)(D)(2) (HPI Owned and Leased Real Property (Environmental));

(iii) the Liabilities reflected as liabilities or obligations of Enterprise or its Subsidiaries in the Enterprise Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of the Enterprise Balance Sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on the Enterprise Balance Sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Enterprise Balance Sheet;

(iv) the Liabilities relating to, arising out of or resulting from any indebtedness of any member of the Enterprise Group or any indebtedness secured primarily by any of the Enterprise Assets;

(v) subject to Section 6.12, the Enterprise Corporate Liability Percentage of any Corporate Liabilities; and

(vi) all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by Enterprise or any other member of the Enterprise Group, and all agreements, obligations and Liabilities of Enterprise or any other member of the Enterprise Group under this Agreement or any of the other Transaction Documents.

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i) the Liabilities listed or described on Schedule 2.3(b)(i);

(ii) the Liabilities of a member of the HPI Group to the extent relating to, arising out of or resulting from any Excluded Assets;

(iii) the Liabilities to the extent relating to, arising out of or resulting from any matter subject to or regulated by Environmental Law, in each case relating to, arising out of or resulting from:

(A) any properties owned, leased or occupied by any member of the HPI Group at any time following the Effective Time, except as provided in Section 2.3(c)(vi)(A); provided that this shall not include properties transferred after the Effective Time to effectuate the separation as contemplated in the Real Estate Matters Agreement and shall include: (1) the properties set forth on Schedule 2.3(a)(ii)(D)(2) (HPI Owned and Leased Real Property (Environmental)), except for the portion of such properties identified as excluded on Schedule 2.3(a)(ii)(D)(2); and (2) the premises that are identified as excluded on Schedule 2.3(a)(ii)(D)(1) (Enterprise Owned and Leased Real Property (Environmental)); and

(B) the Remediation Obligations subject to Section 7.9, Section 2.3(c)(vi)(C) and Section 2.3(c)(vi)(D);

(iv) subject to Section 6.12, the HPI Corporate Liability Percentage of any Corporate Liabilities; and

(v) all other Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by HP or any other member of the HPI Group, and all agreements, obligations and other Liabilities of HP or any member of the HPI Group under this Agreement or any of the other Transaction Documents.

Any Liabilities of any member of the HPI Group not referenced in Section 2.3(a) are Excluded Liabilities, and all Excluded Liabilities shall not be Enterprise Liabilities.

(c) For the purposes of this Agreement, “Corporate Liabilities” shall mean (without duplication):

(i) any Liabilities of HP or any of its Subsidiaries (which were Subsidiaries prior to the Effective Time) (A) to the extent relating to, arising out of or resulting from a general corporate matter of (1) HP or any of its Subsidiaries (which were Subsidiaries prior to the Effective Time) or (2) any Enterprise Former Business or HPI Former Business (including any such Liabilities relating to, arising out of or resulting from claims made by or on behalf of holders of any HP securities (including debt securities), in their capacities as such, whether made under any applicable corporation, securities or other Laws, or by or on behalf of any Governmental Authority under any applicable securities Laws, Laws related to the duties of officers or directors or similar Laws), and (B) arising or accrued at or prior to the Effective Time;

(ii) any Liabilities of HP or any of its Subsidiaries (which were Subsidiaries prior to the Effective Time) to the extent relating to, arising out of or resulting from any Action with respect to the Plan of Reorganization or the Distribution (other than any Action related to any Disclosure Document which is addressed in Section 6.3) made or brought by any third Person against HP or Enterprise or any member of their respective Groups (which, for the avoidance of doubt, excludes any Action by a party or a member of such party’s Group, on the one hand, against another party or member of either party’s Group, on the other hand);

(iii) any Liabilities to the extent relating to, arising out of or resulting from any (A) claims for indemnification by any current or former directors or officers, or with respect to general corporate matters under a corporate indemnification policy or bylaw, employees of HP or any of its current or former Subsidiaries, in their capacities as such, or (B) claims for breach of fiduciary duties brought against current or former directors, officers or employees of HP or any of its current or former Subsidiaries, in their capacities as such, in each case to the extent relating to, arising out of or resulting from acts, omissions or events occurring at or prior to the Effective Time;

(iv) the Liabilities set forth on Schedule 2.3(c)(iv);

(v) any Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Form 10 (including any amendments thereto), the Information Statement (including any amendments or supplements thereto) or any other Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(vi) any Liabilities, except for the Enterprise Liabilities set forth in Section 2.3(a)(ii)(D) or the Excluded Liabilities set forth in Section 2.3(b)(iii), to the extent relating to, arising out of or resulting from any matter subject to or regulated by Environmental Law, in each case relating to, arising out of or resulting from conditions in existence prior to the Effective Time, and relating to or arising out of:

(A) the properties set forth on Schedule 2.3(c)(vi)(A) (Environmental Liabilities at Certain Sites), except for the Remediation Obligations pursuant to Section 2.3(b)(iii)(B);

(B) any property owned or operated by HP or its predecessors prior to the Effective Time and no longer owned or operated by HP as of the Effective Time, or any property to which HP or its predecessors may have sent or Released waste or Hazardous Materials prior to the Effective Time, except to the extent Schedule 2.3(c)(vi)(B) (Procedures for Certain Third-Party Disposal Sites) applies (collectively the “Legacy Environmental Liabilities”);

(C) any reopener or new Action at any of the projects set forth on Schedule 2.3(b)(iii) (Projects with Remediation Obligations and Remediation Cost Trigger) after HP has obtained a no further action determination or certificate of completion or similar determination from the applicable Governmental Authority;

(D) the Remediation Obligations in excess of the Remediation Cost Trigger once HP has met the Remediation Cost Trigger by expenditures of Allowable Costs arising from Remedial Activities at the projects set forth on Schedule 2.3(b)(iii) (Projects with Remediation Obligations and Remediation Cost Trigger);

(E) any Pending Environmental Action set forth on Schedule 2.3(c)(vi)(E) (Pending Environmental Actions) or any other Action that may arise from and after the Effective Time, including Actions by third parties alleging property damage or personal injury relating to, arising out of or resulting from any of the projects set forth on Schedule 2.3(b)(iii) (Projects with Remediation Obligations and Remediation Cost Trigger) or any of the Legacy Environmental Liabilities; and

(F) any other Liability under Environmental Law that is not otherwise allocated under this Section 2.3.

Notwithstanding anything to the contrary herein, any Liability that is a Corporate Liability shall not also be an Enterprise Liability or an Excluded Liability (except to the extent set forth in Section 2.3(a)(v) or Section 2.3(b)(iv), as applicable).

Section 2.4 Transfer of Excluded Assets and Assumption of Excluded Liabilities Not Effected at or Prior to the Effective Time.

(a) To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the Enterprise Group at or prior to the Effective Time, or is owned or held by a member of the Enterprise Group after the Effective Time, from and after the Effective Time:

(i) Enterprise shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to HP or certain of its Subsidiaries designated by HP, and HP or such Subsidiaries shall accept from Enterprise and its applicable Subsidiaries, all of Enterprise’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii) HP and/or its Subsidiaries designated by HP shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities set forth in Section 2.4(a)(i) and Section 2.4(a)(ii) and without any additional consideration therefor: (i) Enterprise shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Enterprise’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to HP and its Subsidiaries, and (ii) HP shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by HP or its Subsidiaries. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “Post-Distribution Enterprise Transfer Documents.”

(c) To the extent that the transfer or assignment of any Excluded Asset or the assumption of any Excluded Liability requires any Approvals or Notifications, the parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither HP nor Enterprise shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(d) If and to the extent that the valid, complete and perfected transfer or assignment to the HPI Group of any Excluded Assets or the assumption by the HPI Group of any Excluded Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Effective Time, then, unless the parties shall mutually otherwise determine, the transfer or assignment to the HPI Group of such Excluded Assets or the assumption by the HPI Group of such Excluded Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities for all other purposes of this Agreement.

(e) If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability intended to be transferred, assigned or assumed under this Agreement, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.4(d) or for any other reason, then the parties shall cooperate to effect such transfers as promptly following the Effective Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the Enterprise Group retaining such Excluded Asset or such Excluded Liability, as the case may be, shall thereafter hold such Excluded Asset in trust for the use and benefit of the member of the

HPI Group entitled thereto (at the expense of the member of the HPI Group entitled thereto) and retain such Excluded Liability for the account of the member of the HPI Group. In addition, the member of the Enterprise Group retaining such Excluded Asset or such Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the HPI Group to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the HPI Group in the same position as if such Excluded Asset or Excluded Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, are to inure from and after the Effective Time to the HPI Group. Except to the extent otherwise required by applicable Law, each of HP and Enterprise shall, and shall cause its Affiliates to, (x) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat any Excluded Asset and any Excluded Liability transferred, assigned or assumed after the Effective Time pursuant to this Section 2.4(e) as having been so transferred, assigned or assumed prior to the Effective Time pursuant to the Reorganization and (y) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(f) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g) Any member of the Enterprise Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by HP or the member of the HPI Group entitled to the Excluded Asset or Excluded Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by HP or the member of the HPI Group entitled to such Excluded Asset or Excluded Liability.

Section 2.5 Transfer of Enterprise Assets and Assumption of Enterprise Liabilities Not Effected at or Prior to the Effective Time.

(a) To the extent any Enterprise Asset is transferred or assigned to, or any Enterprise Liability is assumed by, a member of the HPI Group at or prior to the Effective Time, or is owned or held by a member of the HPI Group after the Effective Time, from and after the Effective Time:

(i) HP shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Enterprise or certain of its Subsidiaries designated by Enterprise, and Enterprise or such Subsidiaries shall accept from HP and its applicable Subsidiaries, all of HP’s and such Subsidiaries’ respective right, title and interest in and to such Enterprise Assets; and

(ii) Enterprise and/or its Subsidiaries designated by Enterprise shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Enterprise Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Enterprise Assets and the assumption of Enterprise Liabilities set forth in Section 2.5(a)(i) and Section 2.5(a)(ii) and without any additional consideration therefor: (i) HP shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of HP’s and its Subsidiaries’ right, title and interest in and to the Enterprise Assets to Enterprise and its Subsidiaries, and (ii) Enterprise shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Enterprise Liabilities by Enterprise or its Subsidiaries. All of the foregoing documents contemplated by this Section 2.5(b) shall be referred to collectively herein as the “Post-Distribution HPI Transfer Documents.”

(c) To the extent that the transfer or assignment of any Enterprise Asset or the assumption of any Enterprise Liability requires any Approvals or Notifications, the parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither HP nor Enterprise shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(d) If and to the extent that the valid, complete and perfected transfer or assignment to the Enterprise Group of any Enterprise Assets or assumption by the Enterprise Group of any Enterprise Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made at or prior to the Effective Time then, unless the parties shall mutually otherwise determine, the transfer or assignment to the Enterprise Group of such Enterprise Assets or the assumption by the Enterprise Group of such Enterprise Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Enterprise Assets or Enterprise Liabilities shall continue to constitute Enterprise Assets and Enterprise Liabilities for all other purposes of this Agreement.

(e) If any transfer or assignment of any Enterprise Asset or any assumption of any Enterprise Liability intended to be transferred, assigned or assumed under this Agreement, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.5(d) or for any other reason, then the parties shall cooperate to effect such transfers as promptly following the Effective Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the HPI Group retaining such Enterprise Asset or such Enterprise Liability, as the case may be, shall thereafter hold such Enterprise Asset in trust for the use and benefit of the member of the Enterprise Group entitled thereto (at the expense of the member of the Enterprise Group entitled thereto) and retain such Enterprise Liability for the account of the member of the Enterprise Group. In addition, the member of the HPI Group retaining such Enterprise Asset or such Enterprise Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Enterprise Asset or Enterprise Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Enterprise Group to whom such Enterprise Asset is to be transferred or assigned, or which will assume such Enterprise Liability, as the case may be, in order to place such member of the Enterprise Group in the same position as if such Enterprise Asset or Enterprise Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Enterprise Asset or Enterprise Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Enterprise Asset or Enterprise Liability, as the case may be, are to inure from and after the Effective Time to the Enterprise Group. Except to the extent otherwise required by applicable Law, each of HP and Enterprise shall, and shall cause its Affiliates to, (x) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat any Enterprise Asset and any Enterprise Liability transferred, assigned or assumed after the Effective Time pursuant to this Section 2.5(e) as having been so transferred, assigned or assumed prior to the Effective Time pursuant to the Reorganization and (y) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(f) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Enterprise Asset or the deferral of assumption of any Enterprise Liability pursuant to Section 2.5(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Enterprise Asset or the assumption of any Enterprise Liability have been removed, the transfer or assignment of the applicable Enterprise Asset or the assumption of the applicable Enterprise Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g) Any member of the HPI Group retaining an Enterprise Asset or Enterprise Liability due to the deferral of the transfer or assignment of such Enterprise Asset or the deferral of the assumption of such Enterprise Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by Enterprise or the member of the Enterprise Group entitled to the Enterprise Asset or Enterprise Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Enterprise or the member of the Enterprise Group entitled to such Enterprise Asset or Enterprise Liability.

Section 2.6 Novation of Enterprise Liabilities; Indemnification.

(a) Each of HP and Enterprise, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements (including any agreement with the U.S. federal government), leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Enterprise Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Enterprise Group, so that, in any such case, the members of the Enterprise Group will be solely responsible for such Liabilities; provided, however, that except as otherwise expressly provided in any of the other Transaction Documents, neither HP nor Enterprise shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If HP or Enterprise is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the HPI Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, Enterprise shall or shall cause a member of the Enterprise Group to, as agent or subcontractor for such member of the HPI Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the HPI Group that constitute Enterprise Liabilities, as the case may be, thereunder from and after the Effective Time. Enterprise shall indemnify each HPI Indemnified Party, and hold each of them harmless, against any Liabilities (other than Excluded Liabilities) arising in connection therewith; provided that Enterprise shall have no obligation to indemnify any HPI Indemnified Party that has engaged in any knowing violation of Law or fraud in connection therewith. HP shall cause each member of the HPI Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to Enterprise, all money, rights and other consideration received by it or any member of the HPI Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, HP, without payment of further consideration, shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the HPI Group thereunder to Enterprise or another member of the Enterprise Group specified by Enterprise, and Enterprise, without the payment of any further consideration, shall, or shall cause such other member of the Enterprise Group to, assume such obligations.

Section 2.7 Novation of Liabilities Other than Enterprise Liabilities; Indemnification.

(a) Each of HP and Enterprise, at the request of the other party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements (including any agreement with the U.S. federal government), leases, licenses and other obligations or Liabilities for which a member of the HPI Group and a member of the Enterprise Group are jointly or severally liable and that do not constitute Enterprise Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the HPI Group, so that, in any such case, the members of the HPI Group will be solely responsible for such Liabilities; provided, however, that except as otherwise expressly provided in any of the other Transaction Documents, neither HP nor Enterprise shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If HP or Enterprise is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the Enterprise Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, HP shall or shall cause a member of the HPI Group to, as agent or subcontractor for such member of the Enterprise Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Enterprise Group that do not constitute Enterprise Liabilities, as the case may be, thereunder from and after the Effective Time. HP shall indemnify each Enterprise Indemnified Party and hold each of them harmless against any Liabilities (other than Enterprise Liabilities) arising in connection therewith; provided that HP shall have no obligation to indemnify any Enterprise Indemnified Party that has engaged in any knowing violation of Law or fraud in connection therewith. Enterprise shall cause each member of the Enterprise Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to HP or to another member of the HPI Group specified by HP, all money, rights and other consideration received by it or any member of the Enterprise Group in respect of such performance (unless any such consideration is an Enterprise Asset). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, Enterprise, without payment of further consideration, shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Enterprise Group thereunder to HP or to another member of the HPI Group specified by HP, and HP, without the payment of any further consideration shall, or shall cause such other member of the HPI Group to, assume such obligations.

Section 2.8 Termination of Intercompany Contracts; Settlement of Intercompany Payables and Receivables.

(a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 5.1, Enterprise and each member of the Enterprise Group, on the one hand, and HP and each member of the HPI Group, on the other hand, hereby terminate, effective as of the Effective Time, any and all Contracts and intercompany Liabilities, whether or not in writing, between or among Enterprise and/or any member of the Enterprise Group, on the one hand, and HP and/or any member of the HPI Group, on the other hand, that are effective or outstanding as of immediately prior to the Effective Time. No such terminated Contract (including any provision thereof that purports to survive termination) or intercompany Liability shall be of any further force or effect from and after the Effective Time. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement and the other Transaction Documents (and each other Contract expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued by the parties or any of the members of their respective Groups after the Effective Time);

(ii) any Contracts to which any Person, other than the parties and their respective wholly owned Subsidiaries, is a party (it being understood that (A) directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned and (B) to the extent that the rights and obligations of the parties and the members of their respective Groups under any such Contracts constitute Enterprise Assets or Enterprise Liabilities, they shall be assigned pursuant to Section 2.1);

(iii) any Shared Contracts; and

(iv) any intercompany payables due or receivables owed solely between a member of the Enterprise Group, on the one hand, and a member of the HPI Group, on the other hand, that are effective or outstanding as of immediately prior to the Effective Time, which amounts shall be net settled and paid as of the Effective Time or as promptly as practicable thereafter (and in any event within 30 days) by the member owing such net amount (except for (A) any such intercompany payables or receivables arising pursuant to a Transaction Document, which shall instead be settled in accordance with the terms of such Transaction Document, and (B) any such intercompany payables or receivables booked or recorded after November 10, 2015, which, notwithstanding anything to the contrary herein, shall instead be cancelled without payment).

Section 2.9 Treatment of Shared Contracts.

(a) Without limiting the generality of the obligations set forth in Section 2.1, unless the parties otherwise agree or the benefits of any Contract described in this Section 2.9 are expressly conveyed to the applicable party pursuant to another Transaction Document, (i) any Contract that is listed on Schedule 2.9(a) (other than any such Contract covering substantially the same services or arrangements that are covered by a Contract entered into by a member of the Group not party to such Contract in connection with the Reorganization) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Enterprise Business or the HPI Business, as applicable, and (ii) (A) any other Contract that is an Excluded Asset or Excluded Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the Enterprise Group (other than any such Contract covering substantially the same services or arrangements that are covered by a Contract entered into by a member of the Enterprise Group in connection with the

Reorganization), and (B) any other Contract that is an Enterprise Asset or an Enterprise Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the HPI Group (other than any such Contract covering substantially the same services or arrangements that are covered by a Contract entered into by a member of the HPI Group in connection with the Reorganization), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Enterprise Business or the HPI Business, as applicable (any Contract referred to in clause (i) or (ii), a “Shared Contract”); provided, however, that in the case of each of clauses (i) and (ii), (x) in no event shall any member of any Group be required to assign any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefits the parties thereto derive from such Shared Contract, then the parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Enterprise Group or the HPI Group, as applicable, to receive the rights and benefits of that portion of each Shared Contract that relates to the Enterprise Business or the HPI Business, as applicable (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or appropriately amended) pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b) Except to the extent otherwise required by applicable Law, each of HP and Enterprise shall, and shall cause its Affiliates to, (x) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat the portion of each Shared Contract the rights and benefits of which inure to it or a member of its Group as Assets owned by, and/or Liabilities of, as applicable, it or the members of its Group, as applicable, as of no later than immediately prior to the Effective Time, and (y) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(c) Nothing in this Section 2.9 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed to in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of the other Group or any other third party in order to effect any transaction contemplated by this Section 2.9.

Section 2.10 Reserved.

Section 2.11 Bank Accounts.

(a) HP and Enterprise each agrees to take, or cause the respective members of their respective Groups to take, prior to the Effective Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Enterprise or any other member of the Enterprise Group (collectively, the “Enterprise Accounts”), including all Enterprise Accounts listed or described on Schedule 2.11(a)(i), so that such Enterprise Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by HP or any other member of the HPI Group (collectively, the “HPI Accounts”), including all HPI Accounts listed or described on Schedule 2.11(a)(ii), are de-linked from such HPI Accounts.

(b) HP and Enterprise each agrees to take, or cause the respective members of their respective Groups to take, prior to the Effective Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing the HPI Accounts so that such HPI Accounts, if currently linked to any Enterprise Account, are de-linked from such Enterprise Accounts.

(c) With respect to any outstanding checks issued by HP, Enterprise or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored from and after the Effective Time by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any other Transaction Document.

(d) As between HP and Enterprise (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments and reimbursements received after the Effective Time by either party (or member of its Group) to which the other party (or member of its Group) is entitled under this Agreement, shall be held by such party in trust for the use and benefit of the party entitled thereto and, within sixty (60) days of receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party, the amount of such payment or reimbursement without right of setoff.

Section 2.12 Disclaimer of Representations and Warranties. EACH OF HP (ON BEHALF OF ITSELF AND EACH MEMBER OF THE HPI GROUP) AND ENTERPRISE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ENTERPRISE GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; AS TO THE VALUE OR FREEDOM FROM

ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY; OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED UNDER THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. TO THE MAXIMUM EXTENT PERMITTED BY LAW, ENTERPRISE HEREBY WAIVES AND DISCLAIMS ANY RIGHTS IT MAY HAVE AGAINST HP IN CONNECTION WITH THE TRANSFER OF THE PROPERTIES SET FORTH ON SCHEDULE 2.3(a)(ii)(D)(1) OR SCHEDULE 2.3(a)(ii)(D)(2) PERTAINING TO DISCLOSURE OF RELEASES OR SUSPECTED RELEASES, THE PRESENCE OF HAZARDOUS MATERIALS WITHIN ANY BUILDING OR FACILITY OR ENVIRONMENTAL CONDITIONS.

Section 2.13 Post-Distribution Cash Adjustment. The parties shall comply with the provisions of Schedule 2.13 with respect to a post-Distribution cash adjustment.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Actions at or Prior to the Effective Time. Prior to the Effective Time and subject to the terms and conditions set forth herein, the following shall occur:

(a) Information Statement. HP shall make available the Information Statement to the holders of HP Common Shares as of the Record Date.

(b) Securities Law Matters. Enterprise shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. HP and Enterprise shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Documents. HP and Enterprise will prepare, and Enterprise will, to the extent required by the applicable Law, file with the SEC, any such documentation and any requisite no-action letters which HP determines are necessary or desirable to effectuate the Distribution, and HP and Enterprise shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. HP and Enterprise shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(c) NYSE Listing. Enterprise shall prepare, file and pursue an application to permit listing of the Enterprise Common Stock on the NYSE, subject to official notice of issuance.

(d) Financing Transactions. In connection with the Separation and prior to the Effective Time, HP and Enterprise shall cooperate with respect to and undertake such financing transactions (which may also include the transfer of cash between the HPI Group and the Enterprise Group) as HP determines to be advisable.

(e) Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. (i) HP and Enterprise shall each take all necessary action that may be required to provide for the adoption by Enterprise of an amended and restated certificate of incorporation of Enterprise, in substantially the form attached as Exhibit F hereto (the “Amended and Restated Certificate of Incorporation”), and amended and restated bylaws of Enterprise, in substantially the form attached as Exhibit G hereto (the “Amended and Restated Bylaws”), and (ii) Enterprise shall file the Amended and Restated Certificate of Incorporation of Enterprise with the Secretary of State of the State of Delaware.

(f) Distribution Agent. HP shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(g) Stock-Based Employee Benefit Plans. At or prior to the Effective Time, HP and Enterprise shall take all actions as are necessary to approve the stock-based employee benefit plans of Enterprise (and the grants of awards under such plans in connection with the Distribution) in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(h) Satisfying Conditions to the Distribution. HP and Enterprise shall cooperate to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied and to effect the Distribution at the Effective Time upon such satisfaction (or waiver).

(i) Enterprise Bound Subsidiary Stock Exchange. Immediately prior to the Record Date and in connection with the Separation, each of the Enterprise Bound Subsidiaries, in exchange for each HP Common Share then held by such Enterprise Bound Subsidiary (the “Subsidiary Stock Recapitalization”), shall receive from HP one (1) share of preferred stock of HP (the “Common Equivalent HP Preferred Stock”). HP shall redeem each share of Common Equivalent HP Preferred Stock at the Effective Time for a number of shares of Enterprise

Common Stock (and cash in lieu of any fractions thereof) having a value (based on the average of the high and low “when issued” trading price of Enterprise Common Stock on the trading day immediately preceding the Distribution Date) equal to the value of one (1) HP Common Share (based on the average of the high and low “regular way” trading price of HP Common Shares on the trading day immediately preceding the Distribution Date) (the “Subsidiary Stock Exchange”). For U.S. federal income tax purposes, (i) the Subsidiary Stock Recapitalization is intended to be treated as a recapitalization within the meaning of Section 368(a) of the Code and (ii) the Subsidiary Stock Exchange is intended to be treated as part of the same distribution (within the meaning of Section 355(a) of the Code) as the Distribution.

Section 3.2 Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by HP, in whole or in part, in its sole discretion):

(a) the Reorganization shall have been completed in accordance with the Plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Distribution);

(b) HP shall have received (i) a private letter ruling from the Internal Revenue Service and/or one (1) or more opinions of its external tax advisors, in each case, satisfactory to the Board of Directors of HP, regarding certain U.S. federal income tax matters relating to the Reorganization and related transactions and (ii) an opinion of each of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom, LLP, regarding the qualification of the Contribution and the Distribution, taken together, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

(c) the Form 10 shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC and the Information Statement shall have been made available to holders of HP Common Shares as of the Record Date;

(d) all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” Laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(e) the Enterprise Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject only to official notice of issuance;

(f) each of the other Transaction Documents to be executed on or prior to the Distribution Date shall have been duly executed and delivered by the parties thereto;

(g) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the Reorganization, shall be in effect;

(h) an independent appraisal firm shall have delivered one (1) or more opinions to the Board of Directors of HP confirming the solvency and financial viability of HP before the consummation of the Distribution and each of HP and Enterprise after the consummation of the Distribution, and such opinions shall be acceptable to HP in form and substance in HP’s sole discretion, and such opinions shall not have been withdrawn, rescinded or modified in any respect; and

(i) no event or development shall have occurred or shall exist that, in the judgment of the Board of Directors of HP, in its sole discretion, makes it inadvisable to effect the Reorganization, the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of HP and shall not give rise to or create any duty on the part of HP or its Board of Directors to waive or not to waive any such condition or to effect the Reorganization and the Distribution, or in any way limit HP’s rights of termination set forth in this Agreement. Any determination made by HP prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the parties.

Section 3.3 The Distribution and the Subsidiary Stock Exchange.

(a) Subject to the terms and conditions set forth in this Agreement, (i) at or prior to the Effective Time, HP shall deliver to the Distribution Agent for the benefit of holders of record of HP Common Shares and Common Equivalent HP Preferred Stock on the Record Date, book-entry transfer authorizations for such number of the issued and outstanding shares of Enterprise Common Stock necessary to effect the Distribution and the Subsidiary Stock Exchange, respectively, (ii) the Distribution and the Subsidiary Stock Exchange shall be effective at the Effective Time and (iii) HP shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Effective Time, (A) to each holder of record of HP Common Shares as of the Record Date, by means of a pro rata distribution, a number of shares of Enterprise Common Stock to be determined by resolution of the Board of Directors of HP, for every one (1) HP Common Share so held, and (B) to each holder of record of Common Equivalent HP Preferred Stock as of the Record Date, in exchange for such holder’s shares of Common Equivalent HP Preferred Stock, a number of shares of Enterprise Common Stock determined in accordance with Section 3.1(i). Following the Effective Time, Enterprise agrees to promptly provide all book-entry transfer authorizations for shares of Enterprise Common Stock that HP or the Distribution Agent shall require in order to effect the Distribution and the Subsidiary Stock Exchange.

(b) Notwithstanding anything to the contrary contained in this Agreement, HP shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, HP may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

(c) Shareholders holding a number of HP Common Shares on the Record Date that would entitle such shareholders to receive less than one (1) whole share (in addition to any whole shares) of Enterprise Common Stock in the Distribution will receive cash in lieu of such fractional share. Fractional shares of Enterprise Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Effective Time, (i) determine the number of whole shares and fractional shares of Enterprise Common Stock allocable to each holder of record or beneficial owner of HP Common Shares as of the close of business on the Record Date, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (iii) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the cash proceeds (net of fees, discounts and commissions) of such sale, after making appropriate deductions for any amount required to be withheld under the Code or any other applicable Tax Law. Neither HP nor Enterprise or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Enterprise Common Stock. Neither HP nor Enterprise will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.

(d) From and after the Effective Time and until the shares of Enterprise Common Stock are duly transferred in accordance with this Section 3.3 and applicable Law, Enterprise will regard the persons entitled to receive such shares of Enterprise Common Stock as record holders of shares of Enterprise Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such persons. Enterprise agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Enterprise Common Stock then held by such holder and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of Enterprise Common Stock then held by such holder.

(e) Any shares of Enterprise Common Stock or cash in lieu of fractional shares with respect to shares of Enterprise Common Stock that remain unclaimed by any holders of record of HP Common Shares one hundred eighty (180) days after the Distribution Date shall be delivered to Enterprise, and Enterprise shall hold such shares of Enterprise Common Stock for the account of such holders, and the parties agree that all obligations to provide such shares of Enterprise Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Enterprise, subject in each case to applicable escheat or other abandoned property Laws, and HP shall have no Liability with respect thereto.

Section 3.4 Subdivision of Enterprise Common Stock to Accomplish the Distribution. Prior to the Distribution, HP and Enterprise shall take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of Enterprise with the Secretary of State of the State of Delaware, to increase the number of authorized shares of Enterprise Common Stock and to effect the subdivision and conversion of the outstanding Enterprise Common Stock, so that Enterprise Common Stock then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable shares of Enterprise Common Stock issued and outstanding equal to the number of shares of Enterprise Common Stock necessary to effect the Distribution and the Subsidiary Stock Exchange.

ARTICLE IV

ACCESS TO INFORMATION

Section 4.1 Access to Information.

(a) Until the fifth (5th) anniversary of the Distribution Date (or such longer period as such access by a party is required under applicable Law), subject to Section 7.2 and any other applicable confidentiality obligations, each of HP and Enterprise, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group and its Representatives, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs to (i) comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) carry out its human resources functions or to establish, assume or administer its benefit plans or payroll functions, (iii) satisfy accounting or other similar requirements or (iv) comply with its obligations under this Agreement or any other Transaction Document (including with respect to the completion of the Reorganization after the date of this Agreement); provided that (A) in the case of Information reasonably requested by a party to satisfy its financial and statutory audit requirements, the access contemplated by this Section 4.1(a) shall extend until the tenth (10th) anniversary of the Distribution Date, and (B) in the case of Information reasonably requested by a party to satisfy escheatment audit requirements or environmental requirements, or Information that constitutes materials provided to, or minutes or resolutions of, the Board of Directors of HP prior to the Effective Time, the access contemplated by this Section 4.1(a) shall continue indefinitely; provided, further, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such detriment or consequence.

(b) Until the fifth (5th) anniversary of the Distribution Date (or such longer period as such access by Enterprise is required under applicable Law), subject to Section 7.2 and any other applicable confidentiality obligations, (i) Enterprise and its Representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historical significance that relate to the Enterprise Business that are located in archives retained or maintained by any member of the HPI Group and (ii) Enterprise may obtain copies (but not originals unless it is an Enterprise Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided that Enterprise shall cause any such objects to be returned promptly in the same condition in which they were delivered to Enterprise, and Enterprise shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions, that are then applicable to HP. Nothing herein shall be deemed to restrict the access of any member of the HPI Group to any such documents or objects or to impose any liability on any member of the HPI Group if any such documents or objects are not maintained or preserved by HP.

(c) Until the fifth (5th) anniversary of the Distribution Date (or such longer period as such access by HP is required under applicable Law), subject to Section 7.2 and any other applicable confidentiality obligations, (i) HP and its Representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historical significance that relate to the HPI Business that are located in archives retained or maintained by any member of the Enterprise Group and (ii) HP may obtain copies (but not originals unless it is not an Enterprise Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided that HP shall cause any such objects to be returned promptly in the same condition in which they were delivered to HP and HP shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions that are then applicable to Enterprise. Nothing herein shall be deemed to restrict the access of any member of the Enterprise Group to any such documents or objects or to impose any liability on any member of the Enterprise Group if any such documents or objects are not maintained or preserved by Enterprise.

(d) Without limiting the generality of the foregoing, until the second (2nd) Enterprise fiscal year-end occurring after the Distribution Date, each of HP and Enterprise shall use its commercially reasonable efforts to cooperate with the other party’s Information requests to enable (i) the other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and (ii) the other party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of the other party, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

Section 4.2 Ownership of Information. Any Information owned by one (1) Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such Information is an Asset of the requesting party pursuant to the provisions of this Agreement or any other Transaction Document. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.

Section 4.3 Compensation for Providing Information. The party requesting Information pursuant to Section 4.1 agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing party or in connection with the restoration of backup tapes for purposes of providing the requested Information), to the extent that such costs are incurred in connection with such other party’s provision of Information in response to the requesting party. The party requesting Information pursuant to Section 4.1 agrees to pay the applicable then-prevailing fee for any archive research services performed by the other party.

Section 4.4 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement, from and after the Effective Time, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the document retention policies or ordinary course practices of HP in effect as of the Effective Time (including any Information that is subject to a “Litigation Hold” issued by either party prior to the Effective Time) or such other document retention policies as may be reasonably adopted by the applicable party from and after the Effective Time (provided that such other document retention policies at least provide for the retention of documents until the expiration of any applicable statute of limitations and as otherwise required by applicable Law).

(b) Notwithstanding anything to the contrary herein, no party will destroy, or permit any of its Subsidiaries to destroy, any Information contemplated by Section 4.1(a) without first offering to deliver such Information to the other party, at the other party’s cost and expense; provided that (i) in the case of any Information relating to a pending or threatened Action that is known to a member of the Group in possession of such Information, the parties shall comply with the requirements of the applicable “Litigation Hold” (provided that with respect to any pending or threatened Action arising after the Effective Time, the requirements of this clause (i) shall apply only to the extent that the member of the HPI Group or the Enterprise Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” of such pending or threatened Action); and (ii) in no event shall a party destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c) In the event of either party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 6.1, Section 6.2 and Section 6.3, shall not be liable to such other party for any other Liabilities in connection therewith. Notwithstanding the foregoing, no party shall have any Liability to any other party if any Information is destroyed, provided that such party has used its reasonable best efforts to comply with Section 4.4(a) and Section 4.4(b).

Section 4.5 Liability for Information Provided. No party shall have any Liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate, in the absence of willful misconduct by the party providing such Information.

Section 4.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any other Transaction Document.

(b) When any Information provided by one (1) Group to the other is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document (including any Information that is not relevant to the receiving party’s request for such Information) or is no longer required to be retained by applicable Law, the receiving party will promptly, upon the request of the providing party, either (i) return to the providing party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or (ii) certify to the providing party that it has destroyed such Information (and all copies thereof and all notes, extracts or summaries based thereon).

Section 4.7 Production of Witnesses and Records in Connection with an Action.

(a) Notwithstanding anything to the contrary in Section 4.1, from and after the Effective Time, except in the case of an adversarial Action by one party against another party, each party shall use its reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any books, records or other Information within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other Information may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement. Subject to Section 6.12, the requesting party shall bear all out-of-pocket costs and expenses in connection therewith.

(b) The obligation of the parties to provide witnesses pursuant to this Section 4.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict, except in the case of an adversarial Action by one party against another party.

(c) In connection with any matter contemplated by this Section 4.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

(d) For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to limit the parties’ rights and obligations under Section 4.1.

Section 4.8 Counsel; Privileges; Legal Materials.

(a) In-house lawyers employed by HP and its Affiliates prior to the Effective Time (“Existing HP Counsel”) have provided legal services to and jointly represented HP and its Affiliates, including members of the HPI Group and the Enterprise Group. From and after the Effective Time, certain Existing HP Counsel will remain employees of one (1) or more members of the HPI Group and provide legal services to and represent only the HPI Group (“HPI

Counsel”), and certain Existing HP Counsel will become employees of one (1) or more members of the Enterprise Group and provide legal services to and represent only the Enterprise Group (“Enterprise Counsel”). From and after the Effective Time, (i) HPI Counsel will represent only the HPI Group; (ii) Enterprise Counsel will represent only the Enterprise Group; and (iii) Enterprise Counsel and HPI Counsel will owe a duty of loyalty and other professional obligations only to their respective clients.

(b) The parties have previously been jointly represented by the Existing HP Counsel in various legal matters of common interest. This joint representation included in its scope all matters prior to the Effective Time in which a party or another member of its Group was represented by any of the Existing HP Counsel. Subject to Section 4.8(c), the parties agree that a joint representation privilege applies to such joint representation. Subject to Section 4.8(c), from and after the Effective Time, the HPI Group and the Enterprise Group will both continue to jointly own and control all privileges relating to all Information created prior to the Effective Time as a result of the representation of any party or any member of its respective Group by Existing HP Counsel, and the parties agree that the Separation shall not waive or affect any applicable privileges, including the attorney-client privilege, the litigation work product doctrine, the common interest privilege and the joint-client/joint representation privilege. No party may waive any privilege that could be asserted under any applicable Law and in which the other party has a shared privilege, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such prior written consent shall be deemed to be granted unless written objection is made within twenty (20) days after notice has been given by the party requesting such prior written consent. If any dispute arises between HP and Enterprise, or any members of their respective Groups, regarding whether a shared privilege should be waived, each party (i) shall negotiate with the other party in good faith and (ii) shall endeavor to minimize any prejudice to the rights of the other party. Notwithstanding the foregoing, and for the avoidance of doubt, each party shall be permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.

(c) Notwithstanding anything to the contrary in this Article IV:

(i) HP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the HPI Business and not to the Enterprise Business, whether or not the privileged Information is in the possession or under the control of any member of the HPI Group or any member of the Enterprise Group. HP shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the HPI Group or any member of the Enterprise Group; and

(ii) Enterprise shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Enterprise Business and not to the HPI Business, whether or not the privileged Information is in the possession or under the control of any member of the Enterprise Group or any member of the HPI Group. Enterprise shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Enterprise Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Enterprise Group or any member of the HPI Group.

(d) In advance of the Effective Time, the parties agree to cause Existing HP Counsel to separate all legal files, documents and other Information created prior to the Effective Time (the “Legal Materials”) relating primarily to the HPI Business from those relating primarily to the Enterprise Business and deliver them into the possession of the applicable party. All such Legal Materials not separated as of the Effective Time shall be deemed “Joint Legal Materials.” Both HPI Counsel and Enterprise Counsel will have the right, from and after the Effective Time, (i) to access, review and duplicate all Joint Legal Materials in the possession of the other that relate to their respective legal matters and (ii) only with the consent of the other party, to separate and take sole possession of Joint Legal Materials relating solely to either the HPI Business or the Enterprise Business, as applicable. HP and Enterprise shall cause HPI Counsel and Enterprise Counsel, respectively, to maintain and continue their respective Group’s compliance with all “Litigation Holds” applicable to any Legal Materials or Joint Legal Materials they possess or come to possess. Notwithstanding anything to the contrary herein, the party designated to direct the defense or prosecution of any Action pursuant to Section 6.11 or Section 6.12 shall be entitled to have and retain possession and own the Legal Materials related to such Action.

(e) The parties acknowledge that the Legal Materials are products of the joint representation by Existing HP Counsel and are privileged from disclosure to others as a result of the attorney-client privilege, the litigation work product doctrine, the common interest/joint defense privilege, the joint-client/joint representation privilege and other applicable privileges and protections. Unless and until the parties agree in writing to waive any and all claims of privilege, as set forth in this Section 4.8, over any portion of the Legal Materials, the parties shall assert all applicable privileges to resist production of any Legal Materials requested by any third party. If any third party requests or demands, by subpoena or otherwise, any Legal Materials, the party (including any member of its Group) that has received the request or demand shall immediately notify the other party in writing. Each party will then take all reasonable steps necessary to preserve all applicable rights and privileges with respect to such Legal Materials and shall cooperate fully with the other party in any proceedings relating to the disclosure of such Legal Materials. Each party has standing to enforce claims of privilege or similar grounds for withholding disclosure in response to any request or demand for the production of Legal Materials. If any party is served with or otherwise subject to legal process (including a subpoena) requiring it to testify about, produce or otherwise divulge Legal Materials, the party subject to such process will (i) promptly supply the other party with a copy of such subpoena or process; (ii) assert all applicable privileges, protections and objections; (iii) not waive any such privilege; and (iv) make every other reasonable effort to prevent or limit disclosure of the Legal Materials.

(f) Nothing contained in this Agreement shall limit the right of any party to use or disclose (i) documents or information generated by any member of its Group after the Effective Time (other than to the extent such documents or information contain information from the Legal Materials or Joint Legal Materials) or (ii) documents or information that are now, or hereafter become, public information without violation of this Agreement.

(g) The parties acknowledge that the HPI Group and the Enterprise Group may have or develop interests adverse to each other following the Effective Time. Each Party hereby waives (i) any and all current and future objections to HPI Counsel, Enterprise Counsel and any outside counsel that represented HP or any of its Affiliates prior to the Effective Time from continuing to represent or in the future representing their respective clients or either party in any matter, including matters in which the HPI Group and the Enterprise Group are adverse and disputes relating to this Agreement or any other Transaction Document, and (ii) all current and future rights to seek disqualification, whether based on the possession or disclosure of confidential information or otherwise, of any of the HPI Counsel, Enterprise Counsel and such outside counsel from any representation of their respective clients or either party in any matter, including matters in which the HPI Group and the Enterprise Group are adverse and disputes relating to this Agreement or any other Transaction Document. If a dispute arises between the parties (or members of their respective Groups) in the future, no party may assert privilege against the other as to any Legal Materials created prior to the Effective Time, and both parties shall be free to make use of such Legal Materials for the purpose of advancing their interests in such dispute.

(h) In furtherance of the parties’ agreement under this Section 4.8, HP and Enterprise shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose. HP and Enterprise shall, and shall cause HPI Counsel and Enterprise Counsel, respectively, and their respective outside counsel to, cooperate with each other and take all necessary or reasonably desirable actions to effect the foregoing provisions.

(i) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of HP and Enterprise set forth in this Section 4.8 and in Section 7.2 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the parties contemplated by this Agreement and the transfer of privileged Information between the parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE V

RELEASES

Section 5.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement or any other Transaction Document and (iii) for any matter for which any party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Effective Time, Enterprise does hereby, for itself and each other member of the Enterprise Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the

Enterprise Group (in each case, in their respective capacities as such), remise, release and forever discharge HP and the other members of the HPI Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the HPI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed prior to the Effective Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated by this Agreement or the other Transaction Documents.

(b) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement or any other Transaction Document and (iii) for any matter for which any party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Effective Time, HP does hereby, for itself and each other member of the HPI Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the HPI Group (in each case, in their respective capacities as such), remise, release and forever discharge Enterprise, the respective members of the Enterprise Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the Enterprise Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed prior to the Effective Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated by this Agreement or the other Transaction Documents.

(c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair or otherwise impact any right of any party, and as applicable, any member of such party’s Group, to enforce this Agreement, any other Transaction Document or any Contracts that are specified in Section 2.8(b), in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any Contract among any members of the HPI Group or the Enterprise Group that is specified in Section 2.8(b) as not terminating as of the Effective Time, or any other Liability specified in Section 2.8(b) as not terminating as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any Contract that is entered into after the Effective Time between any party (and/or a member of such party’s Group), on the one hand, and the other party (and/or a member of the other party’s Group), on the other hand;

(vi) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of Article VI and, if applicable, the appropriate provisions of the other Transaction Documents; or

In addition, nothing contained in Section 5.1(a) shall release: (A) HP from indemnifying any director, officer or employee of the Enterprise Group who was a director, officer or employee of HP or any of its Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the HPI Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an Enterprise Liability or a Corporate Liability, Enterprise shall indemnify HP for such Liability (including HP’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI; and (B) Enterprise from indemnifying any director, officer or employee of the HPI Group who was a director, officer or employee of HP or any of its Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Enterprise Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an HPI Liability or a Corporate Liability, HP shall indemnify Enterprise for such Liability (including Enterprise’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI.

(d) Enterprise shall not make, and shall not permit any member of the Enterprise Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against HP or any member of the HPI Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). HP shall not make, and shall not permit any member of the HPI Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Enterprise or any member of the Enterprise Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) It is the intent of each of HP and Enterprise, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Effective Time, between or among Enterprise or any member of the Enterprise Group, on the one hand, and HP or any member of the HPI Group, on the other hand, except as expressly set forth in Section 5.1(c). From and after the Effective Time, each party shall cause each member of its respective Group to execute and deliver releases reflecting such provisions at the request of the other party.

ARTICLE VI

INDEMNIFICATION, GUARANTEES AND LITIGATION

Section 6.1 General Indemnification by Enterprise. Subject to Section 6.3, Enterprise shall indemnify, defend and hold harmless each member of the HPI Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “HPI Indemnified Parties”), from and against any and all Liabilities of the HPI Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “Enterprise Indemnification Obligations”):

(a) any Enterprise Liability;

(b) the failure of Enterprise or any other member of the Enterprise Group or any other Person to pay, perform or otherwise promptly discharge any Enterprise Liabilities, whether prior to, at or after the Effective Time;

(c) except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the HPI Group for the benefit of any member of the Enterprise Group that survives the Effective Time; and

(d) any breach by any member of the Enterprise Group of this Agreement or any of the other Transaction Documents (other than the Transaction Documents set forth on Schedule 6.1(d), which shall be subject to the indemnification provisions contained therein) or any action by Enterprise in contravention of its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws;

provided that in no event shall Enterprise have any obligation to indemnify, defend and hold harmless a member of the HPI Group under this Section 6.1 in respect of an Enterprise Indemnification Obligation described in Section 6.3 and for which another member of the Enterprise Group has an obligation to indemnify, defend and hold harmless a member of the HPI Group pursuant to Section 6.3 (including, for the avoidance of doubt, any BLP 1 D5 Indemnification Obligation and any E Munich C6 Indemnification Obligation), and nothing in this Agreement shall be interpreted as giving rise to any such obligation.

Section 6.2 General Indemnification by HP. Subject to Section 6.3, HP shall indemnify, defend and hold harmless each member of the Enterprise Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Enterprise Indemnified Parties”), from and against any and all Liabilities of the Enterprise Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “HPI Indemnification Obligations”):

(a) any Excluded Liability;

(b) the failure of HP or any other member of the HPI Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Effective Time;

(c) except to the extent it relates to an Enterprise Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Enterprise Group for the benefit of any member of the HPI Group that survives the Effective Time; and

(d) any breach by any member of the HPI Group of this Agreement or any of the other Transaction Documents (other than the Transaction Documents set forth on Schedule 6.2(d), which shall be subject to the indemnification provisions contained therein) or any action by HP in contravention of its certificate of incorporation or bylaws;

provided that in no event shall HP have any obligation to indemnify, defend and hold harmless a member of the Enterprise Group under this Section 6.2 in respect of an HPI Indemnification Obligation described in Section 6.3 and for which another member of the HPI Group has an obligation to indemnify, defend and hold harmless a member of the Enterprise Group pursuant to Section 6.3 (including, for the avoidance of doubt, any Inc BLP C5 Indemnification Obligation and any Munich D2/D6 Indemnification Obligation), and nothing in this Agreement shall be interpreted as giving rise to any such obligation.

Section 6.3 Direct Subsidiary Indemnification.

(a) Transfer Documents Indemnification.

(i) A member of the Enterprise Group (and not Enterprise) shall directly indemnify, defend and hold harmless a member of the HPI Group (and not HP) for any Enterprise Indemnification Obligations to the extent expressly set forth in a Transfer Document.

(ii) A member of the HPI Group (and not HP) shall directly indemnify, defend and hold harmless a member of the Enterprise Group (and not Enterprise) for any HPI Indemnification Obligations to the extent expressly set forth in a Transfer Document.

(b) C5 Contribution Indemnification.

(i) In connection with the C5 Contribution and the C5 Contribution Agreement, BLP 1 D5 (and not Enterprise) shall directly indemnify, defend and hold harmless

Inc BLP C5 (and not HP) for any Enterprise Indemnification Obligations in respect of or relating to the C5 Contribution, the C5 Contribution Agreement, BLP 1 D5 and its Subsidiaries or Inc BLP C5 and its Subsidiaries (the “BLP 1 D5 Indemnification Obligations”); provided that BLP 1 D5 Indemnification Obligations shall not include any Enterprise Indemnification Obligation to the extent such Enterprise Indemnification Obligation is addressed by Section 6.3(a) (and BLP 1 D5 shall not be required to indemnify, defend and hold harmless any Person with respect thereto).

(ii) In connection with the C5 Contribution and the C5 Contribution Agreement, Inc BLP C5 (and not HP) shall directly indemnify, defend and hold harmless BLP 1 D5 (and not Enterprise) for any HPI Indemnification Obligations in respect of or relating to the C5 Contribution, the C5 Contribution Agreement, BLP 1 D5 and its Subsidiaries or Inc BLP C5 and its Subsidiaries (the “Inc BLP C5 Indemnification Obligations”); provided that Inc BLP C5 Indemnification Obligations shall not include any HPI Indemnification Obligation to the extent such HPI Indemnification Obligation is addressed by Section 6.3(a) (and Inc BLP C5 shall not be required to indemnify, defend and hold harmless any Person with respect thereto).

(c) C6 Contribution Indemnification.

(i) In connection with the C6 Contribution and the C6 Contribution Agreement, E Munich C6 (and not Enterprise) shall directly indemnify, defend and hold harmless Munich D2/D6 (and not HP) for any Enterprise Indemnification Obligations in respect of or relating to the C6 Contribution, the C6 Contribution Agreement, E Munich C6 and its Subsidiaries or Munich D2/D6 and its Subsidiaries (the “E Munich C6 Indemnification Obligations”); provided that E Munich C6 Indemnification Obligations shall not include any Enterprise Indemnification Obligation to the extent such Enterprise Indemnification Obligation is addressed by Section 6.3(a) or is a BLP 1 D5 Indemnification Obligation (and E Munich C6 shall not be required to indemnify, defend and hold harmless any Person with respect thereto).

(ii) In connection with the C6 Contribution and the C6 Contribution Agreement, Munich D2/D6 (and not HP) shall directly indemnify, defend and hold harmless E Munich C6 (and not Enterprise) for any HPI Indemnification Obligations in respect of or relating to the C6 Contribution, the C6 Contribution Agreement, Munich D2/D6 and its Subsidiaries or E Munich C6 and its Subsidiaries (the “Munich D2/D6 Indemnification Obligations”); provided that Munich D2/D6 Indemnification Obligations shall not include any HPI Indemnification Obligation to the extent such HPI Indemnification Obligation is addressed by Section 6.3(a) or is an Inc BLP C5 Indemnification Obligation (and Munich D2/D6 shall not be required to indemnify, defend and hold harmless any Person with respect thereto).

Section 6.4 Contribution. If the indemnification otherwise provided for in Section 6.1, Section 6.2 or Section 6.3 with respect to Liabilities incurred under any securities Laws, is as a matter of applicable Law unavailable to or insufficient to hold harmless an Indemnified Party in respect of such Liabilities for which they would otherwise be indemnified hereunder, then the Indemnifying Party shall contribute 50% to the amount paid or payable by the Indemnified Party in respect of such non-indemnified Liabilities.

Section 6.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution under this Article VI (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

(c) Subject to Section 6.7(c), any indemnity payment under this Article VI shall be increased to take into account any actual Tax cost incurred by the Indemnified Party arising from the receipt or accrual of such indemnity payment and shall be decreased to take into account any actual reduction in Taxes otherwise payable by the Indemnified Party arising from the incurrence of such indemnified Liability.

Section 6.6 Certain Matters Relating to Indemnification of Third Party Claims.

(a) Notice of Third Party Claim. If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the HPI Group or the Enterprise Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 6.1, Section 6.2 or Section 6.3, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days) after becoming aware of the Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 6.6(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 6.6(a).

(b) Subrogation. To the extent an indemnification or contribution payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any right, defense or claim which such Indemnified Party may have relating to such Third Party Claim. Subject to Section 6.11 and Section 6.12, such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 6.7 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such payment (including where reasonably practicable an itemization of costs and expenses, attorney invoices and supporting documentation from other vendors in the form reviewed by the Indemnified Party, and any applicable orders, judgments or settlement agreements). The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party or (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement.

(b) Any claim for indemnification under this Article VI other than in respect of a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility for such indemnification obligation. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Indemnified Party pursuant to this Agreement and the other Transaction Documents, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.

(c) For U.S. federal (and applicable state, local and foreign) income Tax purposes, each of HP, Enterprise, BLP 1 D5, Inc BLP C5, Munich D2/D6 and E Munich C6 agrees to treat, and to cause its Affiliates to treat, (i) any payment required by Schedule 2.13(d)(iii) or Schedule 2.13(d)(iv), Section 6.3(c) or otherwise in respect of an E Munich C6 Indemnification Obligation or a Munich D2/D6 Indemnification Obligation (other than payments of interest) as either a contribution by Munich D2/D6 to E Munich C6 or as a distribution by E Munich C6 to Munich D2/D6, as the case may be, occurring immediately prior to the C6 Distribution or as a payment of an assumed or retained Liability; (ii) any payment required by Section 6.3(b) or otherwise in respect of a BLP 1 D5 Indemnification Obligation or an Inc BLP C5 Indemnification Obligation (other than payments of interest) as either a contribution by BLP 1 D5 to Inc BLP C5 or a distribution by Inc BLP C5 to BLP 1 D5, as the case may be, occurring immediately prior to the C5 Distribution or as a payment of an assumed or retained Liability; (iii) any other payment required by this Agreement (other than payments of interest) as either a contribution by HP to Enterprise or a distribution by Enterprise to HP, as the case may be, occurring immediately prior to the Distribution or as a payment of an assumed or retained Liability; and (iv) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in each case, except to the extent otherwise required by applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

Section 6.8 Remedies Cumulative. The rights provided in this Article VI shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 6.9 Survival of Indemnities. The rights and obligations of each of HP and Enterprise and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

Section 6.10 Guarantees.

(a) Except for those guarantees set forth on Schedule 6.10(a), for which HP or Enterprise or a member of its respective Group, as the case may be, shall remain as guarantor, and the applicable guaranteed party or guaranteed member of the applicable Group shall indemnify and hold harmless such guarantor for any Liabilities arising from or relating thereto (in accordance with the provisions of this Article VI), or as otherwise specified in any other Transaction Document, at or prior to the Effective Time or as soon as practicable thereafter: (i) HP shall (with the reasonable cooperation of the applicable member(s) of the Enterprise Group) use its reasonable efforts to have any member(s) of the Enterprise Group removed as guarantor of or obligor for and released from any Excluded Liability, including in respect of those guarantees set forth on Schedule 6.10(a)(i) to the extent that they relate to Excluded Liabilities, and (ii) Enterprise shall (with the reasonable cooperation of the applicable member(s) of the HPI Group) use its reasonable efforts to have any member(s) of the HPI Group removed as guarantor of or obligor for and released from any Enterprise Liability, including in respect of those guarantees set forth on Schedule 6.10(a)(ii) to the extent that they relate to Enterprise Liabilities.

(b) To the extent required to obtain a removal or release from a guarantee described in Section 6.10(a) (a “Guarantee Release”):

(i) of any member of the HPI Group, Enterprise or an appropriate member of the Enterprise Group shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions (A) with which Enterprise or the appropriate member of the Enterprise Group would be reasonably unable to comply or (B) which would be reasonably expected to be breached by Enterprise or the appropriate member of the Enterprise Group; and

(ii) of any member of the Enterprise Group, HP or an appropriate member of the HPI Group shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions (A) with which HP or the appropriate member of the HPI Group would be reasonably unable to comply or (B) which would be reasonably expected to be breached by HPI or the appropriate member of the HPI Group.

(c) If HP or Enterprise is unable to obtain, or to cause to be obtained, any Guarantee Release, (i) the relevant member of the HPI Group or Enterprise Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of this Article VI and shall, or shall cause one (1) of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) with respect to such guarantee, each of HP and Enterprise, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which the other party or any member of the other party’s Group is or may be liable under such guarantee unless all obligations of the other party and the other members of the other party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other party.

Section 6.11 Management of Actions (other than Corporate Liabilities and Corporate Assets). This Section 6.11 shall govern the direction of pending and future Actions (other than Actions governed by Section 6.12) in which members of the Enterprise Group or the HPI Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 6.11.

(a) Management of Enterprise Actions. From and after the Effective Time, the Enterprise Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 6.11(a) and (ii) any other Actions that constitute only Enterprise Liabilities or Enterprise Assets. If an Action that constitutes solely an Enterprise Liability or an Enterprise Asset is commenced after the Effective Time naming a member of the HPI Group as a party thereto, then Enterprise shall use its commercially reasonable efforts to cause such member of the HPI Group to be removed as a party to such Action. No party shall add the other party to any Action pending as of the Effective Time without the prior written consent of the other party.

(b) Management of HPI Actions. From and after the Effective Time, the HPI Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 6.11(b) and (ii) any other Actions that constitute only HPI Liabilities or HPI Assets. If an Action that constitutes solely an HPI Liability or an HPI Asset is commenced after the Effective Time naming a member of the Enterprise Group as a party thereto, then HP shall use its commercially reasonable efforts to cause such member of the Enterprise Group to be removed as a party to such Action. No party shall add the other party to any Action pending as of the Effective Time without the prior written consent of the other party.

(c) Management of Mixed Actions. From and after the Effective Time, the parties shall jointly manage (whether as co-defendants or co-plaintiffs) any (i) Actions set forth on Schedule 6.11(c) (except as otherwise set forth therein) and (ii) any other Actions that constitutes both an Enterprise Liability or an Enterprise Asset, on the one hand, and an HPI Liability or an HPI Asset, on the other hand (clauses (i) and (ii), the “Mixed Actions”). The parties shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to Mixed Actions. Notwithstanding anything to the contrary herein, and except as set forth in Schedule 6.11(c), the parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the parties) or retain separate counsel (in which case each party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the parties shall share equally discovery and other joint litigation costs. In any Mixed Action, each of HP and Enterprise may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the HPI Business or the Enterprise Business, respectively; provided that each party shall in good faith make all reasonable efforts to avoid adverse effects on the other party. Notwithstanding anything to the contrary herein, (i) if a judgment is obtained with respect to a Mixed Action, the parties shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the HPI Business and the Enterprise Business, and otherwise shall share equally such Liabilities; and (ii) if a recovery is obtained with respect to a Mixed Action, the parties shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries, and otherwise shall share equally such Assets. A party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the party named in such Mixed Action shall reasonably cooperate to have such first party named in such Mixed Action.

(d) Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such party. It is the intent of the parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

Section 6.12 Management of Corporate Liabilities and Corporate Assets.

(a) General Rules. Without limiting the indemnification provisions of Article VI, any amounts owed in respect of any Corporate Liabilities shall be remitted within sixty (60) days following submission by the party entitled to such amount of an invoice (including reasonable supporting Information with respect thereto) to the party owing such amount. Notwithstanding anything to the contrary herein, but subject to compliance with this Section 6.12, (i) the party incurring any Corporate Liability shall be entitled to reimbursement by the other party (in an amount equal to such other party’s HPI Corporate Liability Percentage or Enterprise Corporate Liability Percentage, as applicable) of any reasonable out-of-pocket costs and expenses of defending or managing any such Corporate Liability, from time to time and when invoiced, including in advance of a final determination or resolution of any Corporate Liability; and (ii) it shall not be a defense to any obligation by a party to pay any amounts in respect of any Corporate Liability that (A) such party was not consulted in the defense or management thereof, (B) such party’s views or opinions as to the conduct of such defense were not accepted or adopted, (C) such party does not approve of the quality or manner of the defense thereof or (D) such Corporate Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability.

(b) Management of Actions in respect of Corporate Liabilities and Corporate Assets.

(i) Enterprise shall direct the defense or prosecution of any Action set forth on Schedule 2.2(c)(i) or Schedule 2.3(c)(iv) (the “Pending Corporate Actions”), except as otherwise provided in Schedule 2.2(c)(i) or Schedule 2.3(c)(iv); provided that any outside counsel employed by the party directing such Pending Corporate Action with respect thereto shall be subject to the approval of the other party (not to be unreasonably withheld). HP and Enterprise shall reasonably cooperate and consult with each other and, to the extent necessary or advisable with respect to such Pending Corporate Actions, maintain a joint defense in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege.

(ii) If an Action is commenced from and after the date of this Agreement in respect of a Corporate Liability (that is not related to a Pending Corporate Action (but if so related, such Action shall instead be directed by the party directing the related Pending Corporate Action) or subject to Section 6.12(c)), then from and after the Effective Time Enterprise shall (and HP shall not) direct the defense of such Action; provided that any outside counsel employed by Enterprise with respect thereto shall be subject to the approval of HP (not to be unreasonably withheld). HP and Enterprise shall reasonably cooperate and consult with each other and, to the extent necessary or advisable with respect to any such Action, maintain a joint defense in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege.

(iii) If either party desires to commence from and after the Effective Time an Action in respect of a Corporate Asset (that is not related to a Pending Corporate Action or subject to Section 6.12(c)), and HP and Enterprise agree on the commencement of such Action, then Enterprise shall (and HP shall not) direct the prosecution of such Action; provided that any outside counsel employed by Enterprise with respect thereto shall be subject to the approval of HP (not to be unreasonably withheld). The parties shall cooperate and consult with each other, and shall share equally any costs and recoveries, with respect to any such Action.

(iv) If either party desires to commence from and after the Effective Time an Action in respect of a Corporate Asset (that is not related to a Pending Corporate Action or subject to Section 6.12(c)), and HP and Enterprise do not agree on the commencement of such Action, then the party that desires to commence such Action shall be entitled to commence and direct the prosecution of such Action; provided that, notwithstanding anything to the contrary herein, the party commencing such Action shall bear all of the costs, and receive all of the recoveries, with respect to any such Action.

(v) For the avoidance of doubt, except as set forth on Schedule 2.2(c)(i) or Schedule 2.3(c)(iv) or in Section 6.12(b)(iv): (A) any costs of defense, payouts or settlements (net of Insurance Proceeds that actually reduce the amount of the Liability) for an Action, to the extent in respect of a Corporate Liability or Corporate Asset, shall be Corporate

Liabilities and shared equally by the parties; and (B) any recoveries in an Action, to the extent in respect of a Corporate Liability or Corporate Asset, shall be Corporate Assets and shared equally by the parties.

(c) Management of Pending Environmental Actions and Corporate Environmental Actions. Subject to Section 6.12(a):

(i) Notwithstanding anything to the contrary herein, HP shall, or shall cause another member of the HPI Group to, direct the defense or prosecution of the Actions listed on Schedule 2.3(c)(vi)(E) (“Pending Environmental Actions”).

(ii) Notwithstanding anything to the contrary herein, if an Action is commenced from and after the Effective Time in respect of any Corporate Liability under Section 2.3(c)(vi) that relates to, arises out of or results from any projects set forth on Schedule 2.3(b)(iii) or that are Legacy Environmental Liabilities under Section 2.3(c)(vi)(B) (such Actions to be referred to collectively as “Remediation Obligation Actions”), HP shall, or shall cause another member of the HPI Group to, direct the defense, prosecution or management of such Remediation Obligation Actions. HP and Enterprise shall reasonably cooperate and consult with each other and, to the extent necessary or advisable with respect to any such Remediation Obligation Actions, maintain a joint defense in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege.

(iii) In the event that any Action is commenced that would constitute a Liability under Section 2.3(c)(vi), the party receiving notice of the Action shall notify the other party promptly. Enterprise acknowledges and agrees that as consideration for HP managing Pending Environmental Actions and Remediation Obligation Actions, HP shall have full decision-making authority with respect to the defense or prosecution and overall management of Pending Environmental Actions and Remediation Obligation Actions, including the exclusive authority to file any appeals or challenges to orders or directives from Governmental Authorities, to enter into settlements with third parties and Governmental Authorities and to interact with Governmental Authorities and third parties. Enterprise, and each member of the Enterprise Group, shall use its reasonable best efforts to assist HP and provide cooperation to HP in the management and administration of the Pending Environmental Actions and the Remediation Obligation Actions. HP shall exercise commercially reasonable efforts to provide Enterprise with advance notice, to the extent such advance notice is practicable, of any media reports regarding the Pending Environmental Actions and the Remediation Obligation Actions.

(iv) Notwithstanding anything to the contrary herein, if an Action is commenced from and after the Effective Time in respect of a Corporate Liability under Section 2.3(c)(vi) that is not a Remediation Obligation Action, HP and Enterprise will confer to determine the appropriate party to manage the Action with the goal of aligning the management of the Action to the party best suited to direct the defense or prosecution of the Action based on its resources and expertise. If HP and Enterprise cannot reach agreement on the assignment within thirty (30) days or any shorter period required to respond to protect or preserve one or both of the parties’ rights, Enterprise and HP will alternate the management of such Actions, with Enterprise directing the defense or prosecution of the first such Action, and HP directing the defense or prosecution of the second such Action, in iterative fashion. HP and Enterprise shall reasonably cooperate and maintain a joint defense in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege, to the extent necessary or advisable with respect to any such Action.

(v) For the avoidance of doubt, any costs of defense, payouts or settlements (net of Insurance Proceeds that actually reduce the amount of the Liability) for an Action, to the extent in respect of a Corporate Liability under this Section 6.12(c), shall be Corporate Liabilities and shared equally by the parties.

(d) Management of Other Corporate Liabilities. The parties shall reasonably cooperate and consult with, and notify, each other with respect to the management and disposition of any Corporate Liability not otherwise addressed in Section 6.12(b), Section 6.12(c) or any other Transaction Document.

Section 6.13 Settlement of Actions. No party managing an Action pursuant to Section 6.11 or Section 6.12(b) shall settle or compromise such Action without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise would result in any non-monetary remedy or relief being imposed upon any member of the other party’s Group.

ARTICLE VII

OTHER AGREEMENTS

Section 7.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including the matters set forth on Schedule 7.1(a).

(b) Without limiting the foregoing, prior to, at and after the Effective Time, each party shall cooperate with the other party, without any further consideration but from and after the Effective Time at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, Contract or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the Enterprise Assets and the assignment and assumption of the Enterprise Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request and expense of the other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such other party under this Agreement or any of the other Transaction Documents, if and to the extent it is practicable to do so.

(c) At or prior to the Effective Time, HP and Enterprise in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement or any other Transaction Document.

Section 7.2 Confidentiality.

(a) From and after the Effective Time, subject to Section 7.2(c) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, HP shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of HP or its Affiliates who reasonably need to know such information in providing services to any member of the HPI Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Enterprise Confidential Information. If any disclosures are made in connection with providing services to any member of the HPI Group under this Agreement or any other Transaction Document, then the Enterprise Confidential Information so disclosed shall be used only as required to perform the services. HP shall use the same degree of care to prevent the unauthorized use or disclosure of the Enterprise Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(a), any Information to the extent relating to the Enterprise Business, furnished to or otherwise in the possession of any member of the HPI Group as a result of or in connection with the Separation or the performance of any Transaction Document, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by HP, any member of the HPI Group or their respective officers, directors and Affiliates, to the extent they contain or otherwise reflect such Information, is hereinafter referred to as “Enterprise Confidential Information.” Enterprise Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the HPI Group not otherwise permissible under this Agreement, (ii) HP can demonstrate was or became available to HP after the Effective Time from a source other than Enterprise or its Affiliates, provided that such source was not known by HP to be bound by a contractual, legal or fiduciary obligation of confidentiality to Enterprise or any member of the Enterprise Group with respect to such Information, or (iii) is developed independently by a member of the HPI Group without use or reference to the Enterprise Confidential Information.

(b) From and after the Effective Time, subject to Section 7.2(c) and except as contemplated by this Agreement or any other Transaction Document, Enterprise shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of Enterprise or its Affiliates who reasonably need to know such information in providing services to any member of the Enterprise Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any HPI Confidential Information. If any disclosures are made in connection with providing services to any member of the Enterprise Group under this Agreement or any other Transaction Document, then the HPI Confidential Information so disclosed shall be used only as required to perform the services. Enterprise shall use the same degree of care to prevent the unauthorized use or disclosure of the HPI Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(b), any Information to the extent relating to the HPI Business, furnished to or otherwise in the possession of any member of the Enterprise Group as a result of or in connection with the Separation or the performance of any Transaction Document, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Enterprise, any member of the Enterprise Group or their respective officers, directors and Affiliates, to the extent they contain or otherwise reflect such Information, is hereinafter referred to as “HPI Confidential Information.” HPI Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Enterprise Group not otherwise permissible under this Agreement, (ii) Enterprise can demonstrate was or became available to Enterprise after the Effective Time from a source other than HP or its Affiliates; provided that such source was not known by Enterprise to be bound by a contractual, legal or fiduciary obligation of confidentiality to HP or any member of the HPI Group with respect to such Information, or (iii) is developed independently by a member of the Enterprise Group without use or reference to the HPI Confidential Information.

(c) If a member of the HPI Group, on the one hand, or a member of the Enterprise Group, on the other hand, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or applicable Law to disclose or provide any Enterprise Confidential Information or HPI Confidential Information (other than with respect to any such Information furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand shall take, and cause its Representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Enterprise Confidential Information or HPI Confidential Information, as the case may be, to the extent required by such Governmental Authority or applicable Law (as so advised by counsel).

Section 7.3 Insurance Matters.

(a) Ownership of Insurance Policies. From and after the Effective Time, HP or one (1) or more members of the HPI Group shall continue to own all Insurance Policies, insurance contracts and claim administration contracts of any kind in place as of the Effective Time for which only one (1) or more members of the HPI Group are named insureds as of immediately prior to the Effective Time (collectively, the “HPI Insurance Policies”). From and after the Effective Time, Enterprise or one (1) or more members of the Enterprise Group shall continue to own all Insurance Policies, insurance contracts and claim administration contracts of any kind in place as of the Effective Time for which only one (1) or more members of the Enterprise Group are named insureds as of immediately prior to the Effective Time (collectively, the “Enterprise Insurance Policies”). From and after the Effective Time, HP or one (1) or more members of the HPI Group, on the one hand, and Enterprise or one (1) or more members of the Enterprise Group, on the other hand, shall jointly own all Insurance Policies, insurance contracts and claim administration contracts of any kind in place as of the Effective Time for which one (1) or more members of the HPI Group and one (1) or more members of the Enterprise Group are named insureds as of immediately prior to the Effective Time (collectively, the “Joint Insurance Policies”). Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the HPI Insurance Policies or shall be construed to waive any right or remedy of any member of the HPI Group in respect thereof. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Enterprise Insurance Policies or shall be construed to waive any right or remedy of any member of the Enterprise Group in respect thereof. No provision of this Agreement is intended to relieve any insurer of any Liability under any policy.

(b) Coverage for Claims Arising Prior to the Effective Time. Effective as of the Effective Time, HP shall not be obligated to maintain insurance coverage with respect to the Enterprise Business, and Enterprise shall not be obligated to maintain insurance coverage with respect to the HPI Business, except as expressly provided in this Section 7.3(b). To the extent permitted under the terms of any applicable HPI Insurance Policy or Joint Insurance Policy, each member of the Enterprise Group and each of their respective directors, officers and employees will be successors in interest and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Effective Time (with respect to events occurring prior to the Effective Time, regardless of when claims in respect of such events are reported) as a Subsidiary, Affiliate, division, director, officer or employee of HP prior to the Effective Time under any HPI Insurance Policy or Joint Insurance Policy or any agreements related to the HPI Insurance Policies or Joint Insurance Policies executed and delivered prior to the Effective Time. To the extent permitted under the terms of any applicable Enterprise Insurance Policy or Joint Insurance Policy, each member of the HPI Group and each of their respective directors, officers and employees will be successors in interest and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Effective Time (with respect to events occurring prior to the Effective Time, regardless of when claims in respect of such events are reported) as a Subsidiary, Affiliate, division, director, officer or employee of Enterprise prior to the Effective Time under any Enterprise Insurance Policy or Joint Insurance Policy or any agreements related to the Enterprise Insurance Policies or Joint Insurance Policies executed and delivered prior to the Effective Time. In relation to such Insurance Policies (the “Shared Insurance Policies”), the parties agree to the following:

(i) Maintenance. After the Effective Time, HP (and each other member of the HPI Group) and Enterprise (and each other member of the Enterprise Group) shall not, without the consent of Enterprise or HP, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any Shared Insurance Policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other party with respect to insurance coverage otherwise afforded to such other party for claims arising prior to the Effective Time; provided, however, that the foregoing shall not (i) preclude any member of any Group from presenting any claim or from exhausting any Shared Insurance Policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any other Liability or (iii) require any member of any Group to renew, extend or continue any Shared Insurance Policy in force. Subject to Article IV, each of HP and Enterprise shall share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

(ii) Coverage Limits Exceeded. If the aggregate limits of any Shared Insurance Policies are exceeded by the aggregate of outstanding Insured Claims by the parties or the members of their respective Groups, then the parties agree to allocate the Insurance Proceeds received under such Shared Insurance Policies based upon their respective percentage of the total of their claims that would have been covered under the Shared Insurance Policies if such aggregate limits had not been exceeded. Any party (or any member of its respective Group) that has received Insurance Proceeds in excess of the respective percentage of Insurance Proceeds allocated to such party in accordance with the immediately preceding sentence shall pay to the other party the appropriate amount so that each party (or a member of its respective Group) will have received its respective percentage of such Insurance Proceeds. Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under the Shared Insurance Policies and to take commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent the coverage limits under a Shared Insurance Policy have been exceeded or would be exceeded as a result of the Insured Claim.

(iii) Deductibles and Self-Insurance Retentions. If the Shared Insurance Policies have either (A) an aggregate deductible or self-insurance retention or (B) an individual deductible or self-insurance retention that applies to each Insured Claim, and the parties (or members of their respective Groups) both have claims under such policy for the same occurrence, then the parties agree that the applicable deductible or self-insurance retention will be borne by the parties in the same proportion as the Insurance Proceeds received by each such party bears to the aggregate Insurance Proceeds received by the parties under the applicable Shared Insurance Policy.

(iv) Reinstatement of Policy Limits. To the extent that any Insurance Policy provided for the reinstatement of policy limits, and both HP and Enterprise desire to reinstate such limits, the cost of reinstatement will be shared by HP and Enterprise as the parties may agree. If either party, in its sole discretion, determines that such reinstatement would not be beneficial, that party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(v) Claims Administration. From and after the Effective Time, HP shall be responsible for Claims Administration with respect to claims of the HPI Group under the Shared Insurance Policies, and Enterprise shall be responsible for Claims Administration with respect to claims of the Enterprise Group under the Shared Insurance Policies. Notwithstanding the foregoing, Enterprise shall provide HP with at least five (5) days’ prior written notice before any member of the Enterprise Group settles or seeks settlement authority under any Shared

Insurance Policy for an amount equal to or exceeding $20 million with respect to any claim under such Shared Insurance Policy, and HP shall provide Enterprise with at least five (5) days’ prior written notice before any member of the HPI Group settles or seeks settlement authority under any Shared Insurance Policy for an amount equal to or exceeding $20 million with respect to any claim under such Shared Insurance Policy.

(vi) Cooperation. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

(vii) Premiums. HP will pay all premiums, Taxes, assessments or similar charges (retrospectively rated or otherwise) in accordance with the Shared Insurance Policies in relation to periods of coverage prior to the Effective Time; provided that the portion of such premiums and other payments paid by HP that HP reasonably determines to be attributable to the Enterprise Business shall be allocated to Enterprise and included on the Enterprise Balance Sheet.

(c) Release. Subject to compliance with this Section 7.3, in no event will a party have any Liability whatsoever to any member of the other party’s Group if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of either party’s Group for any reason whatsoever or is not renewed or extended beyond the current expiration date. Furthermore, each party, on behalf of its Group, releases each member of the other party’s Group with respect to any Liabilities whatsoever as a result of the Insurance Policies and insurance practices of the other party’s Group as in effect at any time prior to the Effective Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any Insurance Policy or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

Section 7.4 Separation Expenses. Except as otherwise expressly set forth herein or in any other Transaction Document:

(a) HP shall pay for all out-of-pocket fees, costs and expenses of HP, Enterprise and any of their Subsidiaries incurred in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement and the other Transaction Documents (the “Separation Expenses”) that are incurred prior to the Effective Time (but not actually paid prior to the Effective Time) and that are exclusively related to the establishment of HP’s operations as a standalone company;

(b) Enterprise shall pay for all Separation Expenses that are incurred prior to the Effective Time (but not actually paid prior to the Effective Time) and that are exclusively related to the establishment of Enterprise’s operations as a standalone company;

(c) each of HP and Enterprise shall use commercially reasonable efforts to allocate in good faith all Separation Expenses that are incurred prior to the Effective Time (but not actually paid prior to the Effective Time) and that are not otherwise allocated pursuant to Section 7.4(a) or Section 7.4(b), based on the proportionate contribution of such Separation

Expenses to the establishment of each of HP’s and Enterprise’s operations as a standalone company, and otherwise the parties shall share such Separation Expenses equally; and

(d) each of HP and Enterprise shall pay for all Separation Expenses that are incurred by such party at or after the Effective Time.

Section 7.5 Transaction Documents. Effective on or prior to the Effective Time, each of HP and Enterprise will, or will cause the applicable members of its Group to, execute and deliver the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Commercial Agreement. To the extent that the provisions of any of the other Transaction Documents conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern with respect to the subject matter addressed thereby. Specifically, the parties intend that, to the extent set forth in such other Transaction Document and unless otherwise provided therein, (i) any representations, warranties, covenants or agreements between the parties with respect to Taxes or other Tax matters (including indemnification for Taxes and control of any Tax Contest (as defined in the Tax Matters Agreement)) shall be governed exclusively by the Tax Matters Agreement (provided that, for the avoidance of doubt, the covenants and agreements contained in Section 2.4(e), Section 2.5(e), Section 2.9(b), Section 6.5(c) and Section 6.7(c) of this Agreement shall apply in accordance with their terms and nothing in this clause (i) shall be interpreted as affecting the applicability of, or the rights and obligations set forth in, such provisions), (ii) any representations, warranties, covenants or agreements between the parties with respect to employment matters or matters relating to compensation and benefits provided to Service Providers shall be governed exclusively by the Employee Matters Agreement, (iii) any representations, warranties, covenants or agreements between the parties with respect to real property matters shall be governed exclusively by the Real Estate Matters Agreement, (iv) any representations, warranties, covenants or agreements between the parties with respect to the subject matters contemplated by the Commercial Agreement shall be governed exclusively by the Commercial Agreement and (v) any representations, warranties, covenants or agreements between the parties with respect to the subject matters contemplated by any Intercompany Agreement shall be governed exclusively by the applicable Intercompany Agreement.

Section 7.6 Payments; Interest. Notwithstanding anything to the contrary herein, all payments between the parties contemplated by this Agreement, other than payments contemplated by Section 2.13, shall be made in accordance with the payment schedule set forth on Schedule 7.6. Except as expressly provided to the contrary in this Agreement or in any other Transaction Document, any amount not paid when due pursuant to this Agreement or any other Transaction Document (after giving effect to the payment schedule set forth on Schedule 7.6), shall accrue interest at the rate per annum set forth on Schedule 7.6.

Section 7.7 Noncompetition Matters.

(a) HPI Restricted Business. From the Effective Time through the third (3rd) anniversary of the Distribution Date (the “Non-Competition Period”), Enterprise will not, and will cause its Subsidiaries not to, engage in any HPI Restricted Business or own, operate, control, share any revenues of or have any profit or other equity interest in any business engaged in an HPI Restricted Business. “HPI Restricted Business” shall mean the sale of any of the products or services set forth on Schedule 7.7(a) in any jurisdiction worldwide.

(b) Enterprise Restricted Business. During the Non-Competition Period, HP will not, and will cause its Subsidiaries not to, engage in any Enterprise Restricted Business or own, operate, control, share any revenues of or have any profit or other equity interest in any business engaged in an Enterprise Restricted Business. “Enterprise Restricted Business” shall mean the sale of any of the products or services set forth on Schedule 7.7(b) in any jurisdiction worldwide.

(c) Exceptions. Notwithstanding anything to the contrary set forth in this Section 7.7, nothing in this Agreement shall prohibit, preclude or in any way restrict HP or Enterprise or their respective Groups from:

(i) [Reserved]

(ii) purchasing or acquiring, or being the holder or beneficial owner of, five percent (5%) or less of the equity securities of any Person;

(iii) acquiring and, after such acquisition, owning an interest in any assets, operations or Person that is engaged in a business activity that would otherwise violate Section 7.7(a) or Section 7.7(b), as applicable (a “Competing Business”), if (A) such Competing Business represented less than five percent (5%) and $50 million, in each case of the consolidated annual revenues (in the last completed fiscal year prior to the acquisition of such Competing Business) of such acquired assets, operations or Person taken as a whole; and (B) such Competing Business, together with all other Competing Businesses acquired in accordance with this Section 7.7(c), represented in the aggregate less than $300 million in consolidated annual revenue (as measured for each Competing Business in the last completed fiscal year prior to the acquisition of such Competing Business);

(iv) acquiring and, after such acquisition, owning an interest in any assets, operations or Person that is engaged in Competing Business, if such Competing Business represented consolidated annual revenues in excess of either of the thresholds set forth in Section 7.7(c)(iii)(A) but less than thirty percent (30%) and $300 million, in each case of the consolidated annual revenues (in the last completed fiscal year prior to the acquisition of such Competing Business) of such acquired assets, operations or Person taken as a whole; provided that HP or Enterprise, as applicable, commits in writing to (and does) within twelve (12) months following such acquisition (the “Divestiture Period”) complete the divestiture of at least that portion of the Competing Business such that the restrictions set forth in this Section 7.7, as applicable, would not operate to restrict such ownership; provided, further, that in no event shall the divesting party be permitted to reacquire such divested portion of the Competing Business prior to the later to expire of the Divestiture Period and the Non-Competition Period. The parties agree that notwithstanding anything to the contrary in this Section 7.7, the divestiture obligation set forth in this Section 7.7(c)(iv) shall continue to apply even if the Non-Competition Period expires before the expiration of the Divestiture Period.

(d) Dispositions.

(i) If any member of a Group sells or otherwise disposes of a company, product line, business or assets (constituting less than all or substantially all of the assets of such Group) to a third party (a “Disposed Business”) after the Effective Time and prior to the end of the Non-Competition Period, then the Disposed Business (but not the third party acquiror or its other Subsidiaries) shall remain subject to the restrictions set forth in this Section 7.7, to the same extent as they apply to the disposing party immediately prior to the sale or other disposition of the Disposed Business, from the closing of the sale or other disposition until the end of the Non-Competition Period. In connection with the entry into an agreement providing for such sale or other disposition, the disposing party shall cause the acquiring third party to enter into an agreement, reasonably acceptable to the other party hereto, that subjects the Disposed Business to the restrictions set forth in this Section 7.7, to the same extent as they apply to the disposing party immediately prior to the sale or other disposition of the Disposed Business, from the closing of the sale or other disposition until the end of the Non-Competition Period.

(ii) If HP or Enterprise undergoes a Change of Control after the Effective Time and prior to the end of the Non-Competition Period, then in connection with the entry into an agreement providing for such Change of Control, such party shall cause the acquiring third party to enter into an agreement, reasonably acceptable to the other party, that subjects the acquired operations and activities to the restrictions set forth in this Section 7.7, to the same extent as they apply to such party immediately prior to the consummation of the Change of Control, for the remainder of the Non-Competition Period. “Change of Control” shall mean, with respect to HP or Enterprise, as applicable, the occurrence after the Effective Time of any of the following: (A) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such party’s Group to a third Person that is not an Affiliate of such party prior to such transaction or the first of such related transactions; (B) the consolidation, merger or other business combination of such party with or into any other entity, immediately following which the stockholders of such party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (C) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires at least 35% of the outstanding voting securities of such party and effective control of such party (other than (I) a reincorporation, holding company merger or similar corporate transaction in which each of such party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such party immediately prior to such transaction, or (II) in connection with a transaction described in clause (B), which shall be governed by such clause (B)); or (D) a majority of the board of directors of such party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such party’s directors.

(e) Remedies; Enforcement. Each party acknowledges and agrees that (i) injury to the other party from any breach of the obligations of such party set forth in this Section 7.7 or Section 7.8 would be irreparable and impossible to measure and (ii) the remedies at law for any breach or threatened breach of this Section 7.7 or Section 7.8, including monetary damages, would therefore be inadequate compensation for any loss and the other party shall have the right to specific performance and injunctive or other equitable relief in accordance with Section 9.12, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each party understands and acknowledges that that the restrictive covenants and other agreements contained in this Section 7.7 and Section 7.8 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the parties that the provisions of this Section 7.7 and Section 7.8 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 7.7 or Section 7.8 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.

Section 7.8 Non-Solicitation and No-Hire. Each party agrees that, for a period of twelve (12) months from the Distribution Date such party shall not solicit for employment, and for a period of six (6) months from the Distribution Date such party shall not hire, any HPI Employee (for the avoidance doubt, regardless of whether such HPI Employee remains employed with the HPI Group), in the case of Enterprise, or any Enterprise Employee (for the avoidance doubt, regardless of whether such Enterprise Employee remains employed with the Enterprise Group), in the case of HP; provided, however, that this Section 7.8 shall not prohibit: (a) generalized solicitations that are not directed to employees of the other party (provided that this clause (a) shall not by itself permit the hiring of employees otherwise prohibited by this Section 7.8); (b) the solicitation or hiring of a Person whose employment was terminated by the other party (including any termination pursuant to a workforce reduction program but excluding any voluntary termination by such Person); (c) the solicitation or hiring of a Person after receipt by the soliciting or hiring party (in advance of any solicitation or hiring or, in the case of a response to a general solicitation as permitted under clause (a) above, in advance of any subsequent solicitation in connection with the recruiting process or hiring) of the express written consent of the senior Human Resources executive of the other party; or (d) the solicitation or hiring of any Former HPI Employee (as defined in the Employee Matters Agreement) or Former Enterprise Employee (as defined in the Employee Matters Agreement).

Section 7.9 Environmental Remediation. HP and Enterprise agree that the Remediation Obligations at the projects set forth on Schedule 2.3(b)(iii) (Projects with Remediation Obligations and Remediation Cost Trigger) shall be handled in accordance with this Section 7.9.

(a) HP shall perform, or cause to be performed, the Remediation Obligations set forth on Schedule 2.3(b)(iii) (Projects with Remediation Obligations and Remediation Cost Trigger). As set forth in Section 2.3(c)(vi)(D), once HP has met the Remediation Cost Trigger by expenditures of Allowable Costs arising from Remedial Activities at the projects set forth on Schedule 2.3(b)(iii) (Projects with Remediation Obligations and Remediation Cost Trigger), any additional costs incurred in fulfilling the Remediation Obligations shall become Corporate Liabilities and managed and shared equally in accordance with Section 6.12(c).

(b) On an annual basis, HP shall provide Enterprise with a summary of the amount expended on fulfilling the Remediation Obligations at each of the projects set forth on Schedule 2.3(b)(iii) (Projects with Remediation Obligations and Remediation Cost Trigger) in the prior year and the amount remaining until HP has met the Remediation Cost Trigger. On a quarterly basis, HP shall provide Enterprise with a summary of changes in the costs forecasted by HP for Remedial Activities at each of the projects set forth on Schedule 2.3(b)(iii) (Projects with Remediation Obligations and Remediation Cost Trigger) in a mutually acceptable form and manner, and such information shall be considered HPI Confidential Information in accordance with Section 7.2(b). Upon written request from Enterprise (provided that such request does not occur more than once in a calendar year), HP shall also provide Enterprise with a summary of the Remedial Activities that were completed in the prior year. If HP has completed all Remedial Activities necessary to fulfill all Remediation Obligations and has received a written no further action determination or certificate of completion or similar determination from the applicable Governmental Authority (Completion Notice) for all of the projects set forth on Schedule 2.3(b)(iii) (Projects with Remediation Obligations and Remediation Cost Trigger) and the Remediation Cost Trigger has not been met, HP shall reimburse Enterprise 50% of the difference between the Allowable Costs incurred by HP in fulfilling all Remediation Obligations and the Remediation Cost Trigger.

(c) HP’s performance of the Remediation Obligations shall be performed in accordance with applicable Environmental Laws.

(d) Enterprise, and each member of the Enterprise Group, agrees that as part of the consideration for HP performing the Remediation Obligations, HP shall have full decision-making authority with respect to all Remediation Obligations, including the exclusive authority to file any appeals or challenges to orders or directives from Governmental Authorities, to enter into any settlements with third parties and Governmental Authorities, and HP shall have the exclusive authority to interact with Governmental Authorities and third parties regarding these Remediation Obligations.

(e) Enterprise, and each member of the Enterprise Group, shall afford or cause to be afforded to HP and its employees, consultants, contractors and subcontractors, reasonable access to any real property leased or subleased by a member of the Enterprise Group at or near a project where HP may be performing Remedial Activities to fulfill the Remediation Obligations.

(f) Enterprise, and each member of the Enterprise Group, shall use its reasonable best efforts to assist HP in the approval and implementation of the Remedial Activities developed by HP to fulfill the Remediation Obligations.

(g) Enterprise, and each member of the Enterprise Group, shall provide reasonable cooperation to HP regarding implementation of the Remedial Actions, including the execution of documents determined by HP to be necessary and appropriate in connection with the Remedial Actions.

(h) Notwithstanding any other provision of this Agreement, HP shall not be obligated to obtain from any Governmental Authority or third party any consent, substitution,

approval or amendment required to novate or assign any obligations or Liabilities under Environmental Law that do not constitute Enterprise Liabilities or to obtain in writing the unconditional release of Enterprise from any such obligations or Liabilities.

(i) HP’s Remediation Obligations shall be satisfied when a no further action determination or certificate of completion or similar determination is received from the applicable Governmental Authority. Once HP has received such a written communication from the applicable Governmental Authority, any Remedial Activities required in the future at that property shall be governed by Section 2.3(c)(vi)(C).

(j) In the event that any Action is commenced that would constitute a Corporate Liability under Section 2.3(c)(vi), the party receiving notice of the Action shall notify the other party promptly in writing.

(k) Schedule 7.9 sets forth additional provisions for the Remediation Obligations at the projects set forth on Schedule 7.9.

Section 7.10 Permits. The HPI Group shall cooperate with the Enterprise Group and take actions that are reasonably necessary to finalize or effectuate the transfer of a permit to the Enterprise Group that is designated as an Enterprise Asset and that is not already transferred to a member of the Enterprise Group as of the Effective Time. The HPI Group and the Enterprise Group agree to cooperate with each other regarding the allocation of responsibilities for permits at shared real properties.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 General. Except as expressly provided in this Article VIII or in any other Transaction Document, the procedures set forth in this Article VIII shall apply to any dispute, controversy or claim, whether sounding in contract, tort or otherwise, arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, between or among any members of the HPI Group, on the one hand, and any members of the Enterprise Group, on the other hand (a “Dispute”). Each party agrees on behalf of itself and the members of its Group that the procedures set forth in this Article VIII shall be the sole and exclusive remedy (including to enforce a party’s rights to specific performance and injunctive or other equitable relief pursuant to Section 9.12) in connection with any such Dispute and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in this Article VIII or in any other Transaction Document and except to the extent provided under the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Arbitration Act”), in the case of judicial review of arbitration results or awards. EACH PARTY ON BEHALF OF ITSELF AND EACH MEMBER OF ITS GROUP IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY DISPUTE.

Section 8.2 Negotiation Between Executives. Either party seeking resolution of any Dispute shall first provide written notice thereof to the other party (a “Dispute Notice”). Following delivery of such Dispute Notice, the parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by appropriate executives who have authority to settle the Dispute. All reasonable requests for information made by one party to the other will be honored. If the parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Dispute Notice or if a party reasonably concludes that the other party is not willing to negotiate in good faith as contemplated by this Section 8.2, either party may submit the Dispute to mediation in accordance with Section 8.3.

Section 8.3 Mandatory Mediation. Any Dispute not resolved pursuant to Section 8.2 shall, at the written request of any party (a “Mediation Request”), be submitted to mandatory mediation in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Procedure (the “Procedure”) then in effect, except as otherwise set forth in this Article VIII. The mediation shall be held in Palo Alto, California or such other place as the parties may mutually agree. The parties shall have twenty (20) days from receipt by a party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the parties within twenty (20) days of receipt by a party of a Mediation Request, then any party may request (on written notice to the other party), that CPR appoint a mediator in accordance with the Procedure. If the Dispute has not been resolved within the earlier of sixty (60) days of the appointment of a mediator or ninety (90) days after receipt by a party of a Mediation Request, or within such longer period as the parties may agree to in writing, either party may submit the Dispute to binding arbitration in accordance with Section 8.4; provided, however, that if one party fails to participate in the mediation, the other party may commence arbitration in accordance with Section 8.4 prior to the expiration of the time periods set forth above.

Section 8.4 Binding Arbitration.

(a) Any Dispute that is not resolved pursuant to Section 8.3 shall, at the written request of any party (an “Arbitration Demand Notice”), be submitted to binding arbitration in accordance with this Section 8.4(a). If either party shall deliver an Arbitration Demand Notice, the other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related Dispute without the requirement of first delivering a Dispute Notice as contemplated by Section 8.2 or a Mediation Request as contemplated by Section 8.3. Subject to Section 8.5, upon delivery of an Arbitration Demand Notice in accordance with this Section 8.4(a), the Dispute shall be decided in accordance with this Section 8.4(a).

(i) Any arbitration hereunder will be conducted in accordance with CPR Rules for Administered Arbitration then in effect (the “CPR Arbitration Rules”); provided, however, that to the extent that the provisions of this Agreement and the CPR Arbitration Rules conflict, the provisions of this Agreement (including this Article VIII) shall govern. Unless the parties otherwise agree, any such arbitration shall be conducted by and before a single arbitrator selected by the parties in accordance with the procedures set forth on Schedule 8.4(a)(i). Any arbitrator selected pursuant to this Section 8.4(a) shall be neutral and disinterested with respect to each of the parties and the subject matter of the Dispute.

(ii) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or other Transaction Document, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or other Transaction Document; it being understood that the arbitrator will have full authority to implement the provisions of this Agreement or other Transaction Document and to fashion appropriate remedies for breaches of this Agreement or other Transaction Document (including interim or permanent injunctive relief or other equitable relief); provided, however, that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the Dispute would have absent these arbitration provisions or (ii) any right or power to award special, indirect, punitive, exemplary, consequential, remote, speculative or similar damages in excess of compensatory damages, except to the extent such damages are expressly permitted by the terms of this Agreement or other Transaction Document, as applicable. It is the intention of the parties that in rendering a decision the arbitrator will give effect to the applicable provisions of this Agreement and the other Transaction Documents and follow applicable Law.

(iii) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party. Any decision rendered under such circumstances shall be as valid and enforceable as if the parties had appeared and participated fully at all stages.

(iv) Notwithstanding anything to the contrary herein, the fees of the arbitrator and all other arbitration costs shall be borne equally by each party, except that each party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such party.

(v) Any arbitration award shall be an award with a holding in favor of or against a party and shall include findings as to facts, issues or conclusions of law, and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any such arbitration award may be entered in any court having jurisdiction thereof.

(vi) Any arbitration proceedings hereunder shall be held in Palo Alto, California or such other place as the parties may mutually agree.

(vii) The arbitration, including the interpretation of the provisions of this Article VIII only to the extent they relate to the agreement to arbitrate set forth herein and any procedures pursuant thereto, shall be governed by the Arbitration Act. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 9.2.

Section 8.5 Interim Equitable Relief. Regardless of whether a Dispute Notice, Mediation Request or Arbitration Demand Notice has been delivered, prior to the appointment of an arbitrator pursuant to Section 8.4(a), either party may seek interim equitable relief from any arbitrator set forth on Schedule 8.4(a)(i) in order to preserve and protect the status quo. Such arbitrator shall have the authority to grant any interim equitable relief that a court having jurisdiction over the parties and the Dispute would have authority to grant. Neither the request for, nor the grant or denial of, any such relief shall be deemed a waiver of the dispute resolution obligations set forth herein. The parties agree to be bound by any interim equitable relief granted in accordance with this Section 8.5, and judgment upon any such award of interim equitable relief may be entered in any court having jurisdiction thereof.

Section 8.6 Confidentiality of Negotiation, Mediation and Arbitration. Except as required by applicable Law, each party shall hold, and shall cause its respective Subsidiaries and Representatives to hold, all dispute resolution proceedings pursuant to this Article VIII (including the existence, content and results thereof) in confidence (other than disclosure to its advisors, or to the extent disclosure is otherwise permitted pursuant to Section 7.2, or as may be required in order to enforce any agreement or award) and shall request that the mediator or arbitrator, as applicable, comply with such confidentiality requirement. The parties also agree to jointly request that any court in which a judgment upon any award hereunder is entered or enforced maintain all filings in connection therewith under seal, and to oppose any third-party’s request for access to sealed filings. Dispute resolution proceedings pursuant to Section 8.2, Section 8.3, Section 8.4(a) and Section 8.5 shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Section 8.7 Limitation on Certain Damages. Notwithstanding anything to the contrary in this Agreement, and except with respect to any breach of any covenant or agreement contained in Section 7.2, Section 7.7 or Section 7.8, neither party nor its Affiliates shall be liable under this Agreement or any other Transaction Document (except as expressly provided in any such other Transaction Document) to the other party for any special, indirect, punitive, exemplary, consequential, remote, speculative or similar damages in excess of compensatory damages arising in connection with the transactions contemplated hereby and thereby (other than any such liability with respect to a Third Party Claim), whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable.

Section 8.8 No Effect on Other Commitments. Unless otherwise agreed in writing, the parties will continue to honor all commitments under this Agreement and each other Transaction Document during the course of resolution of a Dispute pursuant to the provisions of this Article VIII with respect to all matters not subject to such Dispute.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Corporate Power; Facsimile Signatures.

(a) HP represents on behalf of itself and on behalf of other members of the HPI Group, and Enterprise represents on behalf of itself and on behalf of other members of the Enterprise Group, as follows:

(i) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Each party acknowledges that it and each other party is executing certain of the Transaction Documents by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Document (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any other Transaction Document. Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other party at any time, it will as promptly as reasonably practicable cause each such Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

(c) Notwithstanding any provision of this Agreement or any other Transaction Document, neither HP nor Enterprise shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of HP or Enterprise, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

Section 9.2 Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a) This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b) Subject to Article VIII, each of HP and Enterprise, on behalf of itself and the members of its Group, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.6 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

Section 9.3 Survival of Covenants. Except as expressly set forth in this Agreement or any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization and the Distribution and shall remain in full force and effect.

Section 9.4 Waivers of Default. A waiver by a party of any default by the other party of any provision of this Agreement or any other Transaction Document shall not be deemed a waiver by the waiving party of any subsequent or other default. No failure or delay by a party in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.

Section 9.5 Force Majeure. No party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other parties of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.

Section 9.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Documents, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.6):

If to HP, to:

HP Inc.

1501 Page Mill Road

Palo Alto, California 94304

Attention: General Counsel

Facsimile: (650) 857-8728

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Andrew R. Brownstein

                 Benjamin M. Roth

Facsimile: (212) 403-2000

If to Enterprise, to:

Hewlett-Packard Enterprise Company

3000 Hanover Street

Palo Alto, California 94304

Attention: General Counsel

Facsimile: (650) 857-2012

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Andrew R. Brownstein

                 Benjamin M. Roth

Facsimile: (212) 403-2000

Section 9.7 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of HP without the prior approval of any Person, including Enterprise. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.

Section 9.8 Severability. If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 9.9 Entire Agreement. This Agreement, the other Transaction Documents and the schedules and exhibits hereto and thereto constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.

Section 9.10 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that a party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such party or in connection with a merger transaction in which such party is not the surviving entity; provided, however, that in each case, no such assignment shall release such party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the parties and their respective successors and permitted transferees and assigns. Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Public Announcements. From and after the Effective Time, HP and Enterprise shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement that relates to the transactions contemplated by this Agreement and the other Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press releases to be issued with respect to the completion of the Distribution shall be substantially in the forms of Schedule 9.11.

Section 9.12 Specific Performance. Subject to Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document (except as otherwise provided therein), the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of their rights under this Agreement or such other Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.

Section 9.13 Amendment. No provision of this Agreement or any other Transaction Document (except as otherwise provided therein) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable.

Section 9.14 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) unless the context requires otherwise, references to “party” shall mean HP or Enterprise, as appropriate, and references to “parties” shall mean HP and Enterprise; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (k) HP and Enterprise have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any Person includes such Person’s successors and permitted assigns.

Section 9.15 Counterparts. This Agreement may be executed in one (1) or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.16 Performance. HP will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the HPI Group. Enterprise will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Enterprise Group. Each party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.16 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

HEWLETT-PACKARD COMPANY

By:	/s/ Catherine A. Lesjak
Name: Catherine A. Lesjak
Title: Attorney-in-Fact

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
Name: Rishi Varma
Title: Secretary

HEWLETT-PACKARD BERMUDA ENTERPRISES LP

By:	/s/ Sergio Letelier
Name: Sertio Letelier
Title: Vice President

PHOENIX HOLDING LP

By:	/s/ Catherine A. Lesjak
Name: Catherine A. Lesjak
Title: Attorney-in-Fact

HEWLETT-PACKARD MUNICH B.V.

By:	/s/ Catherine A. Lesjak
Name: Catherine A. Lesjak
Title: Attorney-in-Fact

[Signature Page to Separation and Distribution Agreement]

GATRIAM HOLDING B.V.

By:	/s/ Sergio Letelier
Name: Sertio Letelier
Title: Vice President

[Signature Page to Separation and Distribution Agreement]